SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Advanced Disposal Services, Inc.
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Advanced Disposal Services, Inc.
90 Fort Wade Road
Ponte Vedra, FL 32081
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ADVANCED DISPOSAL SERVICES, INC.
Date and Time:
May 23, 2018 at 10:00 a.m., Eastern Time
Place:

To be held via the internet at www.virtualshareholdermeeting.com/ADSW2018
Purpose:

•	To elect two directors;

•	To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	To hold an advisory vote on a proposal to approve named executive officer compensation; and

•	To conduct other business that is properly raised at the meeting.
Only stockholders of record on March 26, 2018 may vote at the meeting.
Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

MICHAEL K. SLATTERY
Corporate Secretary
April 4, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.advanceddisposal.com.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ADVANCED DISPOSAL SERVICES, INC.
90 Fort Wade Road
Ponte Vedra, FL 32081
Our Board of Directors is soliciting your proxy for the 2018 annual meeting of stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On April 13, 2018, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting and conserve natural resources.

Record Date	March 26, 2018

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 88,535,054 shares of Common Stock outstanding and entitled to vote as of March 26, 2018.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting
This year's Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/ADSW2018 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the record date may vote and submit questions while attending the Annual Meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 10:00 a.m., Eastern time, on May 23, 2018. We encourage you to access the meeting prior to the start time.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the election of directors or the advisory vote on named executive officer compensation. For the proposal to ratify selection of the Company's independent registered public accounting firm, abstentions will have the same effect as a vote against this matter because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal to ratify selection of the Company's independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals in this Proxy Statement, including the election of directors, the broker cannot vote your shares at all. When that happens, it is called a "broker non-vote." Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

• FOR our director candidates;
• FOR the ratification of the independent registered public accounting firm; and
• FOR approval of our proposal on named executive officer compensation.

If you give us your proxy, your shares will be voted at the discretion of the proxy holders for any other matters that may properly come before the meeting.

Stockholder Proposals for Inclusion in Our 2019 Proxy Materials
Eligible stockholders who wish to submit a proposal for inclusion in the Proxy Statement for our 2019 Annual Meeting should notify our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. The written proposal must be received at our offices on or before December 5, 2018, and the stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. The proposal must comply with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to be included in the Company's Proxy Statement and proxy card for the 2019 Annual Meeting.

Other Proposals or Nominations to be Brought Before Our 2019 Annual Meeting
The Company's By-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including stockholder proposals that are not included in the Company's proxy materials and nominations of persons for election as directors. In accordance with our By-laws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2019 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the 2018 Annual Meeting. As a result, any such stockholder's notice for the 2019 Annual Meeting shall be received no earlier than January 23, 2019 and no later than February 22, 2019 and must contain certain information specified in the Company's By-laws. The stockholder's notice should be delivered to our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. A copy of our By-laws is available on the "Corporate Governance" section of the "Investor Relations" page on our website at www.advanceddisposal.com.

Expenses of Solicitation
We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Advanced Disposal officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Broadridge Financial Solutions ("Broadridge") has been hired to help in the solicitation of proxies for the 2018 Annual Meeting for a fee of approximately $33,000 plus associated costs and expenses.

Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, which includes our financial statements for fiscal year 2017, is made available with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information
We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of the Notice of Internet Availability, please contact: Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081, telephone 904-737-7900.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the Notice of Internet Availability, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-866-540-7095. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

DIRECTOR AND OFFICER STOCK OWNERSHIP

The Security Ownership of Management table below shows the number of shares of Common Stock each director and each named executive officer ("NEO") beneficially owned as of March 26, 2018, our record date for the annual meeting, as well as the number owned by all directors and executive officers as a group. These individuals, both individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of the record date.
Security Ownership of Management

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options (2)	Percent
Bret Budenbender	—	—	—
Renae Conley	8,619	—	*
Tanuja Dehne	9,619	—	*
Michael Hoffman	8,949	—	*
Michael Koen	—	—	—
Ernest Mrozek	6,013	—	*
Jared Parker	—	—	—
B. Clyde Preslar	14,614	—	*
Richard Burke	68,917	445,508	*
Steven Carn	35,234	67,348	*
Matthew Gunnelson (3)	—	60,203	*
Michael Slattery	9,109	37,811	*
John Spegal	10,206	52,518	*
William Westrate (4)	5,267	3,068	*
All Directors and Executive Officers as a group (13 individuals excluding Mr. Westrate)	171,280	663,388	*

* Represents less than 1%.

(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes the number of options currently exercisable and options that will become exercisable within 60 days of our record date.

(3)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(4)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 26, 2018.

	Shares Beneficially Owned
Name and Address	Number	Percent (1)
Canada Pension Plan Investment Board ("CPPIB") One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 (2)	16,572,106	18.7%
Star Atlantic Waste Holdings, L.P. 277 Park Avenue, 45th Floor New York, New York 10172 (3)	11,987,453	13.5%

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 26, 2018.

(2)
CPPIB is overseen by a board of directors. Because the board of directors acts by consensus/majority approval, none of the directors of the board of directors has sole voting or dispositive power with respect to the shares of our Common Stock beneficially owned by CPPIB.

(3)
Star Atlantic Waste Holdings, L.P. ("Star Atlantic") is the direct holder of the shares of Common Stock reported in the table above. Highstar Capital LP ("Highstar") serves as the investment manager for Star Atlantic. Highstar is a registered investment adviser.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange ("NYSE"). Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in fiscal 2017.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)
Our business and affairs are managed under the direction of our Board of Directors (the "Board") which are led by our Chairman and Chief Executive Officer, Mr. Burke. Our Board currently has nine members. Our two directors nominated by Highstar Capital, Mr. Budenbender and Mr. Parker, have informed the Company that they plan to resign effective May 1, 2018. We are currently in the process of identifying new independent directors to fill those seats. Mr. Koen has been appointed to serve as our lead external director who presides over executive sessions of the Board. In accordance with our certificate of incorporation, our Board of Directors are divided into three classes with staggered three year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	the Class I directors are Ms. Conley, Ms. Dehne and Mr. Parker and their terms expire at the 2020 annual meeting of stockholders;

•	the Class II directors are Mr. Budenbender, Mr. Hoffman and Mr. Mrozek and their terms will expire at the 2018 annual meeting of stockholders; and

•	the Class III directors are Mr. Burke, Mr. Koen and Mr. Preslar, and their terms will expire at the 2019 annual meeting of stockholders.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.

Stockholders and interested parties wishing to communicate with the Board should address their communications to Mr.  Michael K. Slattery, Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.

The first proposal on the agenda is the election of the two Class II directors, Mr. Hoffman and Mr. Mrozek, to serve until the 2021 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Mr. Budenbender does not intend to seek re-election. The Board has nominated the two director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting.

Board Members

The paragraphs below provide information as of the date of this Proxy Statement about each of our nine directors including our two director nominees. This includes each directors name, age, position and a summary of their business experience. We believe that, as a general matter, our directors' experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered. We have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.
Directors Standing for Re-election at the Meeting

Michael Hoffman - Mr. Hoffman is 62 years old and joined our Board of Directors on October 3, 2017. Mr. Hoffman serves on the Board of Directors of publicly-traded Donaldson Company, Inc. and on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Mr. Hoffman served in several roles at The Toro Company, a provider of outdoor maintenance and beautification products. These roles included the following: Chairman (2006-2017); Chief Executive Officer (2005-2016); President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001). Mr Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and retired in 2017 as Chairman of the Board. He adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mr. Hoffman has a Bachelor's degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management.

Mr. Hoffman's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate leadership, corporate strategy and operations.

Ernest Mrozek - Mr. Mrozek is 64 years old and joined our Board of Directors on February 21, 2018. Mr. Mrozek is currently a director of publicly-traded IDEX Corporation and served as lead director of G&K Services, Inc. until its sale in 2017. He has also served on the board of a large private company as well as several non-profit organizations. Mr.  Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company at the time of his retirement in March 2008. He had 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster. In the process, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek received a Bachelor of Science degree in Accounting with honors from the University of Illinois and is a certified public accountant, on inactive status. Mr. Mrozek's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, finance, operations and mergers and acquisitions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE TWO NOMINEE DIRECTORS
Directors Not Standing for Re-election at the Meeting
Bret Budenbender - Mr. Budenbender is 45 years old and has served on our Board of Directors since 2012. Mr. Budenbender is currently a Managing Director at Oaktree Capital Management and was previously a Partner at Highstar Capital. He has over 22 years of experience in direct investments, investment banking and finance. He currently serves on the Boards of Directors for Star Atlantic Waste Holdings L.P., Linden Cogeneration, an energy generation company, and Wildcat Midstream, an energy infrastructure and Highstar Capital portfolio company and he is an observer of the board of NGL Energy Partners, L.P. Prior to joining Highstar Capital in 2012, he was a Managing Director in the Global Power Groups at Barclays Capital and Lehman Brothers where he worked from 1998 to 2012 with lead responsibility for all aspects of mergers and acquisitions, capital raising and restructurings for integrated energy, power and infrastructure companies. In his previous roles, Mr. Budenbender was actively involved with Highstar Capital on its investments in Southern Star Central, an energy infrastructure company, and Northern Star Generation and Intergen, power generation companies. He received a Bachelor's of Science in Finance from Boston College. Mr. Budenbender's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy and finance, including capital markets and mergers and acquisitions.
Richard Burke - Mr. Burke is 53 years old and serves as our Chairman of the Board and Chief Executive Officer. Mr. Burke has served as our Chief Executive Officer and a director since July 1, 2014. Prior to being named our Chief Executive Officer, Mr. Burke served as our President since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Since December 2017, Mr. Burke has served as a director of Estre Ambiental, a Brazilian waste management company. Mr. Burke holds a Bachelor's degree from Randolph Macon College. Mr. Burke's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance.

Renae Conley - Ms. Conley is 60 years old and joined our Board of Directors on August 1, 2017. Ms. Conley serves on the Board of Directors of publicly-traded PNM Resources, the Ball State University Board of Trustees and the Ball State University Foundation. She served on the board of ChoicePoint, Corp., a publicly held identification and credential verification company, prior to its acquisition by Reed Elsevier. She was the Chief Executive Officer of ER Solutions, LLC from 2014 to 2017. Ms. Conley was the Executive Vice President, Human Resources & Administration, and Chief Diversity Officer of Entergy Corporation from 2010 to 2013 managing over 15,000 employees. Ms. Conley was Chairman, President and Chief Executive Officer of Entergy Louisiana and Entergy Gulf States Louisiana from 2000 to 2010 with responsibility for financial performance, operations, customer service, regulatory and government affairs. Ms. Conley has a B.S. degree in accounting and an M.B.A., both from Ball State University. Ms. Conley's qualifications to sit on our Board of Directors includes her substantial experience in the area of corporate strategy, human resources, operations and complex transactions.

Tanuja Dehne - Ms. Dehne is 46 years old and joined our Board of Directors on August 1, 2017. Ms. Dehne was a member of the Board of Directors of publicly-traded Silver Bay Realty Trust Corp. from 2012 to 2017. From 2014 through April 2016, Ms. Dehne was the Executive Vice President and Chief Administrative Officer and Chief of Staff of NRG Energy, Inc. ("NRG"), a

publicly listed power generation and retail electricity company. In this role, Ms. Dehne oversaw NRG's Human Resources, Information Technology, Communications, Corporate Marketing and Sustainability Departments. Prior to these positions, Ms. Dehne was the Senior Vice President, Human Resources of NRG since 2011 where she led NRG's Human Resources department, which handled all HR functions - including talent management, organizational development, benefits, compensation, labor and employee relations, payroll and HR information systems - for more than 8,000 employees. From 2004 to 2011, Ms. Dehne served as the Corporate Secretary of NRG, leading corporate governance and corporate transactions, including financing, mergers and acquisitions, public and private securities offerings, securities and stock exchange matters, and reporting compliance. Prior to joining NRG, Ms. Dehne practiced corporate law as a member of Saul Ewing LLP's business department. Ms. Dehne received a J.D. from Syracuse University, an M.A. from the University of Pennsylvania and a B.A. from Lafayette College. She is also a National Association of Corporate Directors Fellow. Ms. Dehne's qualifications to sit on our Board of Directors includes her substantial experience in the area of corporate governance, securities law, human resources and mergers and acquisitions.
Michael Koen - Mr. Koen is 44 years old and joined our Board of Directors on August 3, 2016 as the designated director of the Canada Pension Plan Investment Board (CPPIB). Mr. Koen is a Senior Principal in CPPIB's Relationship Investments group where he is responsible for leading significant minority equity investments in publicly listed companies as well as privately held companies. Mr. Koen has more than 18 years of experience in direct investing and banking, including working with portfolio company directors and management teams. Prior to joining CPPIB in 2009, Mr. Koen was a Vice President and director in TD Bank's merchant banking group where he focused on mezzanine debt and structured equity investments. Prior to his seven years at TD Capital, Mr. Koen worked at Scotia Capital in the institutional equities and investment banking groups. Mr. Koen holds a Master of Business Administration with high honors from the University of Chicago, Booth School of Business and a Bachelor of Arts from Queen's University, Canada. Mr. Koen's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate finance and strategy, including capital markets, capital allocation and mergers and acquisitions.

Jared Parker - Mr. Parker is 35 years old and has served on our Board of Directors since 2012. Mr. Parker joined Oaktree Capital Management as Managing Director in 2014 from Highstar Capital where he also served as Managing Director. Mr. Parker has over 14 years of experience in private equity, operational leadership, investment banking and finance. He is also a director on the board of NGL Energy Partners, L.P. (NYSE: NGL). Previously he served on the boards of London City Airport and the Ports America Companies and as an observer to the boards of InterGen and Northern Star Generation. Mr. Parker served as president of Ports America Stevedoring, the largest business unit inside Ports America from 2010 through 2013. Prior to joining Highstar in 2005, he worked as an advisor to the Highstar Team on several transactions as an investment banker at Deutsche Bank. While at Deutsche Bank, Mr. Parker advised domestic and power generation companies and financial sponsors on mergers and acquisitions and financings. Mr. Parker holds a B.A. degree in international relations from Stanford University. Mr. Parker's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy and finance, including, capital markets and mergers and acquisitions.
B. Clyde Preslar - Mr. Preslar is 63 years old and joined our Board of Directors on October 12, 2016. Mr. Preslar previously served as a director of Alliance One International, Inc., an independent leaf tobacco merchant, from 2005 to 2013, Forward Air Corporation, a provider of time-definite surface transportation and related logistics services, from 2004 to 2008, and Standard Commercial Corporation, an enterprise engaged in the purchase, processing and sale of leaf tobacco, from 1999 to 2005. Since 2017, Mr. Preslar has served as Chief Financial Officer of Victra, a leading exclusive premium retailer for Verizon Wireless. From 2015 to 2017, Mr. Preslar served as Executive Vice President and Chief Financial Officer for Dollar Express Stores LLC, a privately owned dollar store chain formerly part of Dollar Tree, Inc. Prior to joining Dollar Express Stores LLC, Mr. Preslar served as Senior Vice President and Chief Financial Officer for The Pantry, Inc., a convenience store chain, from 2013 to 2015. Mr. Preslar previously served as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator, RailAmerica, Inc., from 2008 to 2013. Prior to RailAmerica, Inc., Mr. Preslar held the positions of Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, from 2005 to 2006, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc., from 1996 to 2005. Earlier in his career, Mr. Preslar served as Director of Financial Services for Worldwide Power Tools at Black & Decker and as Director of Investor Relations at RJR Nabisco. Mr. Preslar holds a Bachelor's Degree in Business Administration and Economics from Elon College and a Master's degree in Business Administration from Wake Forest University. He is a Certified Public Accountant licensed by the North Carolina State Board of Certified Public Accountant Examiners, and has been a Certified Management Accountant since 1980. He is also a National Association of Corporate Directors Fellow. Mr. Preslar's qualifications to sit on our Board of Directors include his substantial experience in the area of corporate strategy, operations and finance.

Corporate Governance
Compliance
We are in compliance with the following corporate governance standards:

•	A majority of our Board of Directors consists of "independent" directors as defined under the rules of the NYSE.

•
Our Nominating and Corporate Governance Committee, which selects or recommends all of our director nominees, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities, including the nomination process.

•
Our Compensation Committee, which oversees the compensation of our executive officers and the performance of our CEO, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities.

•
Our Audit Committee, which annually appoints our auditors, subject to ratification by our shareholders, and oversees our annual audit, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities.

•	Our Board of Directors and each Committee annually conducts a performance self-evaluation overseen by our Nominating and Corporate Governance Committee.

•
Our Corporate Governance Guidelines (the "Guidelines") and Committee charters explicitly permit our Board of Directors and each Committee to hire their own consultants, legal counsel, and other committee advisors, and we must pay the cost of all such advisors.

•
Our Compensation Committee considers, when engaging compensation consultants, legal counsel, or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor, or the consultant's or advisor's employer, and us.

We are committed to ensuring strong corporate governance practices on behalf of our shareholders. We believe strong corporate governance and an independent Board of Directors provide the foundation for financial integrity and shareholder confidence. In 2017, our Board of Directors enhanced its diversity with the additions of Tanuja Dehne and Renae Conley.
Our commitment to good corporate governance is evidenced by the Guidelines, which are available on our corporate website. The Guidelines set forth the principles and practices that our Board of Directors will continue to follow in carrying out its responsibilities, including ongoing review of our corporate governance practices in light of our business initiatives, the interests of our shareholders, and evolving best practices.

Key Corporate Governance Features
Our key corporate governance features include the following:

Board Independence
–
Our Board of Directors has determined that six out of nine of our directors are "independent" under the NYSE Listing Standards. After May 1, 2018, all of our directors with the exception of Mr. Burke will be independent.
–
Our CEO is the only member of management who serves as director.

Board Committees
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We have three committees of the Board of Directors; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors.

–
Each of our three Committees operate under a written charter and report regularly to the Board of Directors concerning its activities.

Board Diversity	– Our Board of Directors enhanced its diversity with the additions of Tanuja Dehne and Renae Conley in 2017.
Executive Sessions	– Our Board of Directors holds regular executive sessions of non-management directors, which are chaired by our Lead External Director.
Board Oversight of Risk
–
Risk management and internal audit are overseen by our Audit Committee.

–
Our Compensation Committee reviews risks arising from our compensation practices so that those practices encourage management only to act in the best interests of our shareholders.

–
Our Nominating and Corporate Governance Committee oversees risk associated with potential conflicts of interest as well as effectiveness of our Guidelines.

Corporate Governance Guidelines	– Our Board of Directors operate under the Guidelines, which define director qualification standards and other appropriate governance procedures.
Accountability	– Our only authorized stock consists of one class of common stock and one class of preferred stock. Each share of our common stock is entitled to one vote. We have not issued any preferred stock.
Open Lines of Communication
–
Our Board of Directors promotes open and honest discussions with senior management.

–
Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	– Our Board of Directors and each of the Committees conduct annual self-evaluations.
Overboarding
–
Without specific approval from the Board of Directors, no director will serve on more than four other public company boards, no Audit Committee member will serve on more than two other public company audit committees, and it is expected that directors who also serve as CEOs or in equivalent positions at other public companies generally should not serve on more than two outside public company boards.

Mandatory Retirement	– Under our Guidelines, directors are required to retire from the Board when they reach the age of 75.
Stock Ownership Guidelines
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Our independent directors are required to own our common stock in the amount of at least $250,000 based on the average of the high and low prices of our common stock on the New York Stock Exchange for any date of determination.

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Our CEO and our Executive Vice Presidents must maintain ownership of our common stock in the amounts of 4x salary and 2x salary, respectively.

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Our directors and officers are prohibited from (i) engaging in any transactions that are designed to hedge or offset any decrease in the market value of our common stock; and (ii) from purchasing our common stock on margin, borrowing against any account in which our common stock is held or pledging our common stock as collateral for any loan without first obtaining pre-clearance.

The Board and Committees of the Board
We are governed by a Board of Directors, which provides overall direction to and oversight of our business. The Board presently consists of nine directors divided into three classes (I, II and III), six of whom have been determined by the Board to be independent. Each director serves for a staggered term (based on class membership) of three years until the director's successor is duly elected and qualified, or until the director's earlier death, resignation, or removal. Each year, there is an election with respect to the class of directors whose terms are expiring.
Committee Membership and Function
The following table lists each director's Class and the Chairperson and current members of each of the Committees.

Director	Class	Current Term End Year	Independence	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bret Budenbender	Class II	2018	Not Independent
Richard Burke	Class III	2019	Not Independent
Renae Conley	Class I	2020	Independent		¡	¡
Tanuja Dehne	Class I	2020	Independent		●
Michael Hoffman	Class II	2018	Independent		¡	●
Michael Koen (1)	Class III	2019	Independent	¡		¡
Ernest Mrozek	Class II	2018	Independent	¡
Jared Parker	Class I	2020	Not Independent
B. Clyde Preslar	Class III	2019	Independent	●
Key: ● = Chairperson     ¡ = Member    (1) Lead External Director
Board Classification and Supermajority Provisions
As described above, our Board is classified and our Certificate of Incorporation requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for: (i) an alteration, amendment or repeal, or any new provision inconsistent with certain provisions of our existing governance documents including our Board classification; (ii) an alteration, amendment or repeal by stockholders of any provision in our by-laws; or (iii) the requirement that directors can only be removed for cause.
Our Board believes that these provisions are currently appropriate because of our status as a newly public company. While we acknowledge that these provisions may have the effect of discouraging takeovers in some cases, these concerns must be balanced with the need to allow the Company time to execute against its strategy as articulated at the time of our IPO in 2016. For the moment, we believe that these provisions protect the ability of our independent directors to allow that strategy to play out and to consider alternatives and to protect shareholders against abusive tactics during any takeover process, and as appropriate, to negotiate the best possible return for all shareholders.
Our Nominating and Corporate Governance Committee and our Board regularly considers and evaluates governance developments and recommends appropriate changes to our Board with a view towards ensuring that they continue to serve the best interests of the Company and shareholders. The Board is also focused on the relationship between governance and performance and on creating the proper governance structure in light of the particular circumstances of the Company, including decreasing holdings of our pre-IPO shareholders and the changing role they play in our corporate governance. Our governance policies and practices fully comply with all corporate governance standards of the NYSE and SEC. Our Nominating and Corporate Governance Committee intends to continue to review over time our corporate governance practices as we become more established as an independent public company.

Director Skills and Experience
The Board is comprised of directors with broad and diverse experience and expertise. The table below sets out the key skills and experiences of the Company’s current directors.

	Bret Budenbender	Richard Burke	Renae Conley	Tanuja Dehne	Michael Hoffman	Michael Koen	Ernest Mrozek	Jared Parker	B. Clyde Preslar
Skills and Experience:
CEO/C-level Executive		✓	✓	✓	✓		✓		✓
Waste Industry and Other Relevant Industry Operations		✓	✓	✓	✓		✓	✓	✓
Corporate Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
HR/Talent Management/Labor Relations		✓	✓	✓	✓		✓
Health, Safety and Sustainability		✓	✓	✓	✓		✓
Legal/Regulatory/Environmental		✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Capital Markets	✓		✓	✓	✓	✓	✓	✓	✓
Sales/Marketing		✓			✓		✓
Financial Expert							✓		✓
Executive Compensation Design	✓	✓	✓	✓	✓		✓	✓
Public Company Governance			✓	✓	✓	✓	✓		✓
Other Commitments:
Number of Other Public Company Boards (if any)		1	1	1	1		1
Director Nomination Procedures

The Nominating and Corporate Governance Committee is responsible for selecting and recommending candidates for the Board. In evaluating candidates, the Committee may consider strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially and other factors it considers appropriate, which may include diversifying the board composition, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background, the size, composition and combined expertise of the existing Board of Directors and other factors that may be relevant. The Committee focuses on the Board's needs at the time and characteristics of potential candidates with the goal of filling any identified gaps and ensuring a breadth of experience, expertise and viewpoints represented collectively by the Board. To assist in promoting such diversity, the Committee seeks to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minorities.

Shareholder Engagement
We continue to engage with our shareholders through the year outside of the annual meeting. In fiscal 2017, we had over 200 separate interactions with shareholders and discussed a variety of topics including governance-related items.
Sustainability
We share a responsibility with our customers for protecting the environment and benefiting the communities where we work. Safety and Sustainability is woven into the fabric of what we do every day to deliver service to our customers. We are dedicated to finding and implementing sustainability solutions to reduce vehicle emissions, convert landfill gas into renewable energy, and responsibly managing the materials we collect and process. We have a network of 22 recycling facilities and a total of 18% of our routed fleet uses compressed natural gas. Together, we are “Advancing” positive change to preserve the planet for future generations.

Virtual Annual Meeting
We recognize the importance of giving shareholders the opportunity to participate in our annual meeting. Last year, only a small number of our shareholders were able to attend our physical annual meeting in Ponte Vedra Beach, Florida. Our 2018 annual meeting will be a "virtual meeting" of shareholders, which will be conducted exclusively online via live webcast. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and us. We believe that hosting a virtual meeting will enable increased shareholder attendance and participation since shareholders can participate from any location around the world. A virtual meeting platform will also result in increased cost savings for our shareholders leading to enhanced shareholder value.
Given the limited participation in our physical annual meeting in 2017, we have decided not to hold a hybrid meeting including both virtual and physical participation but to proceed with a virtual-only annual meeting. Our Nominating and Corporate Governance Committee will continue to evaluate the merits of virtual-only annual meetings as we continue to grow as a public company and as the composition of our shareholder base changes over time.
Our shareholders will continue to have the opportunity to engage with our Board of Directors and our independent auditors during the meeting. Our virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating shareholders to submit questions at any point in the meeting. In addition, it also allows our shareholders to vote on proposals online, which was not available previously. We believe that our virtual platform will increase shareholder participation while at the same time affording the same rights and opportunities to participate as shareholders have had at our physical annual meeting.
Role in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from the three standing committees, our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, each of which address risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including cyber risk, and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. In addition, the Board of Directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Independence of Board Members
The NYSE listing standards generally require the majority of the members of the Board of Directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent under NYSE standards. The Board of Directors has determined that each of the following six non-employee directors are independent in accordance with the NYSE listing standards:

•	Renae Conley

•	Tanuja Dehne

•	Michael Hoffman

•	Michael Koen

•	Ernest Mrozek

•	B. Clyde Preslar

Mr. Burke is an employee of the Company and, as such, is not considered an independent director.

Messrs. Budenbender and Parker are affiliated with Star Atlantic Waste Holding, L.P. and are not considered independent directors. They have informed the Company that they will resign effective May 1, 2018.

We define an independent director in accordance with Section 303A.02 of the Listed Company Manual of the NYSE and the Board makes an affirmative determination at least annually as to the independence of each director. The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board is also responsible for determining affirmatively, as to each independent director, that such director has no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making these determinations, the Board broadly considers all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.
The Board reviewed all commercial and non-profit affiliations of each independent non-employee director and the dollar amount of all transactions between the Company and each entity with which an independent non-employee director is affiliated to determine independence. The Board concluded there are no transactions between the Company and any entity with which an independent non-employee director is affiliated that (a) are prohibited by Section 303A.02 of the Listed Company Manual of the NYSE, (b) are material individually or in the aggregate, or (c) in which any of the Company's independent non-employee directors have or had a material direct or indirect interest. Accordingly, the Board has determined that each independent non-employee director candidate meets the independence requirements of the NYSE and that there are no relationships that would affect independence.
Meetings and Board Committees
Last year the Board held nine meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. The Board generally meets in executive session without management present for a portion of each regular meeting of the Board. Although we do not have a formal policy regarding director attendance at annual meetings, all directors are expected to attend unless there are unavoidable schedule conflicts or unforeseen circumstances.
The Board appoints committees to help carry out its duties. Committee members take on greater responsibility for key issues and the committee reviews the results of its meetings with the full Board. The Board has three separate standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

Committee	Number of Meetings
Audit	5
Compensation	4
Nominating and Corporate Governance	4
The Audit Committee
Mr. Preslar is the Chairman of our Audit Committee. The other members of our Audit Committee are Messrs. Koen and Mrozek. During fiscal 2017, John Miller served on the Audit Committee until October 3, 2017 when he was replaced, on an interim basis, by Mr. Hoffman as an independent Audit Committee member. Mr. Mrozek joined the Audit Committee on February 21, 2018 and relieved Mr. Hoffman of his interim Audit Committee responsibilities. Messrs. Koen, Mrozek and Preslar satisfy the additional NYSE independence standards for audit committees set forth in Section 10A of the Exchange Act.
Our Board of Directors has determined that Mr. Preslar and Mr. Mrozek each is an audit committee financial expert as defined by the SEC based on a thorough review of their education and financial and public company experience. See "Board Members" section above for further details on each of their qualifications.
The Audit Committee's duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Documents/Reports Review

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Review and discuss with management and the independent auditor, prior to public dissemination, our annual and quarterly financial statements, including Management's Discussion and Analysis of Financial Condition and Results of Operations; and

•	Review and discuss earnings press releases with management and the independent auditor.
Independent Auditor

•	Engage an independent auditor, determine the auditor's compensation and replace the auditor if necessary;

•	Pre-approve all services, including non-audit services provided by the independent auditor;

•	Review at least annually the qualifications, performance and independence of the auditor and present its conclusions to the full Board; and

•	Review and evaluate the lead audit partner.
Financial Reporting Process

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Review the integrity of the Company's financial reporting process, including critical accounting policies and practices, and major issues regarding accounting principles and financial statement presentation, and the adequacy of the Company's internal controls;

•	Review regulatory and accounting initiatives; and

•	Review with the independent auditor any audit problems and management's responses to such matters.
Internal Audit

•	Oversee the Company's internal audit function;

•	Review reports to management prepared by the internal auditors; and

•	Review with the independent auditors the responsibilities, budget and staffing of the Company's internal audit function.
Legal Compliance

•	Review and discuss with the General Counsel any significant legal matters;

•	Review and discuss with management and the independent auditor the Company's guidelines and policies with respect to risk management including cyber risks;

•	Set policies for hiring of employees or former employees of the independent auditor;

•	Establish procedures for the receipt of complaints regarding fraud, accounting, internal controls, or auditing matters, and concerns regarding questionable accounting or auditing matters;

•	Review and approve or ratify transactions between the Company and any "Related Person" that are required to be publicly disclosed; and

•	Review and approve decisions to enter into derivative transactions.
Audit Committee Report

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and oversee these processes on the Board's behalf.
The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2017 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company's financial statements be included in its annual report:

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First, the Audit Committee discussed with Ernst & Young LLP ("Ernst & Young"), the Company's independent registered public accounting firm for fiscal year 2017, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16 Communications with Audit Committees, including information regarding the scope and results of the audit. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•
Second, the Audit Committee has received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees

Concerning Independence, regarding the Company's independent registered public accounting firm's independence, and discussed with them their independence from the company and management.

•
Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management's report on internal control over financial reporting as of December 31, 2017.

•
Finally, the Audit Committee reviewed and discussed, with the Company's management and Ernst & Young, the Company's audited consolidated balance sheet as of December 31, 2017, and consolidated statements of operations, comprehensive income, cash flows and equity for the fiscal year ended December 31, 2017, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the independent registered public accounting firm the overall scope and plan of their audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal control over financial reporting.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2017. The Committee has also approved the selection of Ernst & Young as the Company's independent registered public accounting firm for fiscal year 2018.

The Audit Committee of the Board of Directors
B. Clyde Preslar, Chairman
Michael Koen
Ernest Mrozek *
* Did not participate prior to joining our Board
Compensation Committee
Ms. Dehne is the Chairperson of our Compensation Committee. Mr. Budenbender was the chairperson of the Compensation Committee in fiscal 2017 until replaced by Ms. Dehne on August 1, 2017. The other members of the Committee are Ms. Conley and Mr. Hoffman. Sergio Pedreiro served on the Compensation Committee in fiscal 2017 until he was replaced by Ms. Conley on August 1, 2017. Mr. Preslar served on the Compensation Committee during fiscal 2017 and was replaced by Mr. Hoffman on February 21, 2018. Ms. Dehne, Ms. Conley and Mr. Hoffman are independent in accordance with the rules and regulations of the NYSE.
Our Compensation Committee is responsible for overseeing all of our named executive officer compensation, as well as developing the Company's compensation philosophy. The Compensation Committee's written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of our named executive officers;

•	Review and approve the compensation of our named executive officers and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer's performance and to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend to the full Board new company compensation and benefit plans or changes to our existing plans for our other executive officers;

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Consider, on at least an annual basis, whether risks arising from the Company's compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•	Review the independence of the Compensation Committee's compensation consultant;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Such other responsibilities as outlined in the Compensation Committee's written charter.
In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company's plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Ms. Dehne, Ms. Conley and Messrs. Budenbender, Pedreiro and Preslar served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2017; no member of the Compensation Committee is a former officer of the Company; and during fiscal 2017, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
The Nominating and Corporate Governance Committee
Mr. Hoffman is the Chairperson of our Nominating and Corporate Governance Committee. Mr. Burke was the chairperson of the Nominating and Corporate Governance Committee in fiscal 2017 until replaced by Mr. Hoffman on October 3, 2017. The other members of the Committee include Ms. Conley and Mr. Koen. Sergio Pedreiro served on the Nominating and Corporate Governance Committee in fiscal 2017 until he was replaced by Ms. Conley on August 1, 2017. Mr. Hoffman, Ms. Conley and Mr. Koen are independent in accordance with the rules and regulations of the NYSE.
The Nominating and Corporate Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Corporate Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Corporate Governance Committee has the following responsibilities:

•	Establish criteria for the selection of new directors;

•	Identify candidates to serve on the Board of Directors;

•	Consider questions of independence of members of the Board of Directors;

•	Oversee the evaluation of the Board of Directors and its Committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Recommend members of the Board of Directors to serve on Committees;

•	Periodically review the charter and composition of each Committee of the Board of Directors; and

•	Develop and recommend to the Board of Directors corporate governance principles.
Potential director candidates are identified through various methods; the Nominating and Corporate Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Corporate Governance Committee uses outside consultants to assist it with identifying potential director candidates. In fiscal 2017, the Nominating and Corporate Governance Committee retained an outside consultant to assist in identifying Ms. Conley, Ms. Dehne, Mr. Hoffman and Mr. Mrozek as new Board members.
For all potential candidates, the Nominating and Corporate Governance Committee considers all factors it deems relevant, such as a candidate's personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. Before being nominated by the Nominating and Corporate Governance Committee, director candidates are interviewed by the Chief Executive Officer and Chairman of the Nominating and Corporate Governance Committee. Additional interviews may include other members of the Nominating and Corporate Governance Committee, other members of the Board, representatives from senior levels of management and an outside consultant.
The Nominating and Corporate Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Corporate Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee for consideration by the Nominating and Corporate Governance Committee, you should submit your candidate's name, together with biographical information and his or her written consent to nomination to Mr. Michael Hoffman, Chairperson of the Nominating and Corporate Governance Committee, Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.
Related Party Transactions
The Board of Directors has adopted a written Related Party Transaction Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions between the Company and any director, executive officer or beneficial owner of 10% or more of the voting securities of the Company.

Potential related party transactions must be brought to the attention of the Chief Executive Officer or Chief Financial Officer and must be approved in writing prior to entering into the transaction. Related party transactions with officers and management directors other than the Chief Executive Officer must be approved by the Chief Executive Officer. Written approval must be obtained from the Board of Directors for any related party transaction greater than $50,000 involving the Chief Executive Officer, a member of the Board of Directors who is not also an executive officer of the Company or a minority shareholder who is not a member of management. In addition, the Audit Committee Charter requires that the Audit Committee review and approve or ratify all transactions between the Company and any related person involving an amount in excess of $120,000 that would require public disclosure. We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which those persons (or their associates or immediate family members) (collectively, related parties) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the Audit Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. Information included in directors' responses to the questionnaires is reviewed annually by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above as well as our various codes of conduct. The Company did not enter into any related party transactions during fiscal 2017 that require disclosure.
Board of Directors Governing Documents
Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081 or by accessing the "Corporate Governance" section of the "Investor Relations" page on our website at www.advanceddisposal.com.
Non-Employee Director Compensation
Our non-employee directors nominated by Highstar Capital, CPPIB and BTG did not receive compensation for their service as directors in fiscal 2017.
Mr. Preslar's compensation for fiscal 2017 consisted of the following:

•	An annual cash retainer of $50,000 for service as a non-employee director;

•	An annual cash retainer of $15,000 for service as the chairman of the Audit Committee; and

•
An annual restricted stock award under the 2016 Plan (as defined below) with a grant date fair market value of $100,000, which will be eligible to vest in full on the third anniversary of the date of grant.

Ms. Conley's, Ms. Dehne's and Mr. Hoffman's compensation for fiscal 2017 consisted of a pro rated portion of the cash retainers listed below and the entire restricted stock award listed below:

•	An annual cash retainer of $50,000 for service as a non-employee director;

•	An annual cash retainer of $10,000 for service as the chairperson of the Compensation Committee or Nominating and Corporate Governance Committee, if applicable; and

•
An annual restricted stock award under the 2016 Plan (as defined below) with a grant date fair market value of $100,000, which will be eligible to vest in full on the third anniversary of the date of grant.

Mr. Mrozek joined the Board in fiscal 2018 therefore did not receive compensation in fiscal 2017.

Director Compensation Table

The table below shows the aggregate cash fees earned, and stock awards issued, to the non-employee directors in fiscal 2017 in accordance with the descriptions set forth above:

Name	Fees Earned in Cash ($)	Stock Awards ($) (1)	Total ($)
Bret Budenbender	—	—	—
Renae Conley	31,250	100,000	131,250
Tanuja Dehne	36,250	100,000	136,250
Michael Hoffman	15,000	100,000	115,000
Michael Koen	—	—	—
Ernest Mrozek	—	—	—
Jared Parker	—	—	—
B. Clyde Preslar	65,000	100,000	165,000
(1) Amounts in this column represent the grant date fair value of stock awards granted in 2017, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Ms. Conley and Ms. Dehne each received 4,106 restricted stock awards with a grant date fair value per share of $24.35. Mr. Hoffman received received 4,436 restricted stock awards with a grant date fair value per share of $22.54. Mr. Preslar received received 4,545 restricted stock awards with a grant date fair value per share of $22.00.
Share Ownership Guidelines
Our independent directors not nominated by CPPIB are required to retain the shares covered by their annual equity awards until they own shares of our common stock with a value of $250,000. If such a director's share ownership subsequently drops below $250,000 of our common stock, the director must retain shares covered by future director equity awards until his or her level of ownership again reaches $250,000 of our common stock.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, their ages and business experience:
Richard Burke - Mr. Burke is 53 years old and serves as our Chairman of the Board and Chief Executive Officer. Mr. Burke has served as our Chief Executive Officer and a director since July 1, 2014. Prior to being named our Chief Executive Officer, Mr. Burke served as our President since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. Since December 2017, Mr. Burke has served as a director of Estre Ambiental, a Brazilian waste management company. Mr. Burke holds a Bachelor's degree from Randolph Macon College.
Steven Carn - Mr. Carn is 53 years old and has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2016 and as Senior Vice President, Chief Financial Officer and Treasurer since 2012. Mr. Carn joined ADS Inc., a historical business of Advanced Disposal, in April 2001 and served as Chief Accounting Officer until August 2006, when he became the Chief Financial Officer of ADS Inc. Prior to joining ADS Inc., Mr. Carn served for three years as Chief Financial Officer for Town Star Food Stores, LLC, a chain of convenience stores, from 1998 to 2001. Prior to his service with Town Star, Mr. Carn served as Senior Consultant with CFO Services, Inc., a company engaged primarily in providing temporary chief financial officer services to emerging companies in the Jacksonville, Florida area. He began his career as an auditor with Ernst & Young in 1987. Mr. Carn graduated from The Ohio State University with a Bachelor's degree in Business Administration in 1987. Mr. Carn is a certified public accountant in Ohio.
John Spegal - Mr. Spegal is 65 years old and has served as our Executive Vice President and Chief Operating Officer since November 2016 and as Senior Vice President and Chief Operating Officer since 2014. Mr. Spegal joined Advanced Disposal in 2013 as the Vice President of Business Development. Prior to joining Advanced Disposal, Mr. Spegal spent more than six years with AIR-serv Group LLC, a tire inflation and vacuum specialist company, as Regional Vice President and was responsible for their East Coast operations. Prior to that, he was at Allied Waste Industries/Browning Ferris Industries, a waste management company, for more than 25 years serving in various management roles throughout the Mid-Atlantic, Southeast and Southern regions, including Puerto Rico. Mr. Spegal holds a Bachelor's degree from the University of South Carolina.
Michael Slattery - Mr. Slattery is 64 years old and has served as our Executive Vice President, General Counsel and Secretary since November 2016 and as Senior Vice President, General Counsel and Secretary since July 2014. Prior to joining Advanced Disposal, Mr. Slattery most recently served as Senior Vice President and General Counsel for Veolia ES Solid Waste, Inc. and Veolia Environmental Services North America Corp. from 2004 to 2012 with responsibility for the management of the law department and all legal affairs in North America. Prior to joining the Veolia group, Mr. Slattery served as Vice President & Deputy General Counsel for Fruit of the Loom, Inc., a clothing manufacturer, with responsibility for the management of legal affairs throughout North America, Canada, Europe, North Africa and Latin America. Prior to joining Fruit of the Loom, Mr. Slattery served as Vice President and General Counsel for Wheelabrator Technologies, Inc., a waste to energy firm, and as General Counsel for several major North and Latin American operating divisions during his 16 years with Waste Management, Inc. Mr. Slattery is a graduate of the John Marshall Law School in Chicago, where he was an assistant editor of the John Marshall Law Review and earned his Bachelor's degree in Economics from St. Joseph's College in Rensselaer, Indiana.
Matthew Gunnelson - Mr. Gunnelson is 54 years old and served as our Chief Accounting Officer and Assistant Treasurer from 2012 until March 2018, when he took a medical leave of absence. Mr. Carn has assumed his responsibilities as Chief Accounting Officer. Prior to becoming our Chief Accounting Officer and Assistant Treasurer in 2012, Mr. Gunnelson served as Corporate Controller and Assistant Secretary of Veolia ES Solid Waste, Inc. from 2005 to 2012. Prior to joining Veolia ES Solid Waste, Inc., Mr. Gunnelson served as Division Controller for Tecumseh Products-Engine and Transmission Group, a manufacturer of refrigeration and cooling products, from 1999 through 2005. Prior to his service with Tecumseh Products-Engine and Transmission Group, Mr. Gunnelson held various finance positions with Giddings & Lewis, Inc., a machine tool manufacturer. He began his career as an auditor with Ernst & Young in 1986. Mr. Gunnelson is a certified public accountant and holds a Bachelor's of Business Administration degree in accounting and finance from the University of Wisconsin-Madison.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Compensation Discussion and Analysis describes how we compensated our executives in the fiscal year ending December 31, 2017. The focus of the discussion is on the following individuals, who are our named executive officers ("NEOs"):

Name	Title
Richard Burke	Chief Executive Officer
Steven Carn	Executive Vice President, Chief Financial Officer
John Spegal	Executive Vice President, Chief Operating Officer
Michael Slattery	Executive Vice President, General Counsel
Matthew Gunnelson (1)	Chief Accounting Officer and Assistant Treasurer
William Westrate (2)	Executive Vice President, Chief Administrative Officer

(1)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(2)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.
Executive Summary
Fiscal 2017 was another transformational year for the Company as it was our first full fiscal year as a publicly traded company. Overall, we saw strong top-line growth through a combination of organic volume growth, disciplined pricing over the long-term and accretive acquisitions. During the first quarter of 2017, the Company acquired CGS Services and realized approximately $27 million in incremental revenue from the transaction while expanding our network into a new market. Additionally, we grew new contract revenue in part through winning the Polk County, Florida contract which added approximately 60,000 homes to our presence in the Central Florida region. Over the course of fiscal 2017, we were able to reduce our debt financing leverage from 4.8x to 4.7x and repriced existing indebtedness with improved terms.

We increased revenue in fiscal 2017 to $1.508 billion vs. $1.405 billion in fiscal 2016 and net income improved $68.7 million to $38.3 million vs. $30.4 million of net losses in fiscal 2016. We achieved adjusted EBITDA of $418.1 million and adjusted EBITDA less capital expenditures of $243.3 million, increases of 1.7% and 1.9%, respectively, from the prior year. We achieved 95.8% of our adjusted EBITDA goal of $436.3 million and 91.1% of our adjusted EBITDA less capital expenditures goal of $267.2 million. During fiscal 2017, we achieved an average yield of 2.4% through continued pricing discipline. We grew revenue 7.3% through a combination of organic growth and accretive acquisitions. We achieved an adjusted EBITDA margin of 27.7% through our continued approach to remaining a vertically integrated organization and continued focus on operating efficiencies.

Adjusted EBITDA is a non-U.S. GAAP financial measure. For a reconciliation of adjusted EBITDA to our reported results, see "Reconciliation of Certain Non-GAAP Measures" section below.
Chief Executive Officer Compensation
Mr. Burke's base salary was $618,000 in 2017. As explained below under "Fiscal 2017 MIP", based on the financial performance results discussed above and his individual performance, Mr. Burke received an annual cash bonus of $459,180 or 61.9% of his target bonus of $741,600. Mr. Burke received an annual long-term incentive grant for 2017 of $2,000,000, comprised of 50% performance stock units ("PSUs"), 25% restricted stock units ("RSUs") and 25% stock options. In addition to compensation granted in 2017 pursuant to his employment agreement, Mr. Burke earned 118,217 out of a maximum of 190,792 stock options based on the achievement of pre-established adjusted EBITDA and adjusted EBITDA less capital expenditures goals for fiscal 2016. The options were awarded on March 15, 2017, and had a per share exercise price of $23.30 and a per share fair market value of $5.86. The award will vest in full three years from the date of grant. This award appears in the fiscal 2017 executive compensation tables below.

Key Changes to Compensation Program in 2017:

•	Stock Ownership Guidelines: In order to align our interests with those of shareholders, we have adopted stock ownership guidelines for our CEO and Executive Vice Presidents.

•	Peer Group: Modified the peer group to be more reflective of our size and removed companies that are no longer publicly traded.

Our Pay Practices
The table below highlights some of our key compensation practices that demonstrate our commitment to strong corporate governance of executive compensation:

What We Do		What We Don't Do
☑	Pay for performance. A significant portion of our executives' compensation is tied to our financial performance through our management incentive plan and PSUs.	☒	No excessive perks. We provide limited perquisites which are typically less than 2% of each NEOs total compensation
☑	Periodic vesting. Our equity awards vest over periods of at least three years.	☒	Prohibition against hedging. Our policy prohibits employees and directors from hedging.
☑	Maximum payout caps for incentive plans. Annual cash incentive and PSU payouts are capped.	☒	No single trigger severance. With one exception, we do not provide for any single trigger severance payments upon a change of control.
☑	Long Term Incentives. A significant portion of our executives' compensation is tied to long-term incentive awards	☒	No repricing or exchange of underwater stock options. We do not reprice or buy out options, without stockholder approval.
☑	Stock ownership requirements. Ensure our CEO and Executive Vice Presidents meet robust stock ownership guidelines.	☒	Do not pay dividend equivalents on unvested units. Dividend equivalents are accrued but not paid until RSUs and PSUs become vested.

Elements of the Company's Executive Compensation Program

As described in more detail below, the material elements of our executive compensation program for our NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, a deferred compensation opportunity and other retirement benefits and welfare benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below. These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Element	Description	Rationale
Base salary	Fixed, periodic cash payment	Attract, motivate and retain high caliber talent
Cash bonus opportunity
Annual cash bonus based on adjusted EBITDA (50%), adjusted EBITDA less capital expenditures (35%) and individual goals (15%)

Opportunity to earn between zero and 200% of target. Actual awards may be higher or lower than target based on financial and individual performance

Compensation "at risk" and tied to achievement of business goals and individual performance

Intended to reward executives for driving superior financial results over a one-year timeframe

Provides strong line of sight by recognizing individual performance

Long-term equity incentive opportunity
PSU	3-year performance plan tied to adjusted EBITDA (50%), adjusted EBITDA less capital expenditures (30%) and revenue (20%) PSUs provide the opportunity to earn from zero to 175% of target	Compensation "at risk" and tied to achievement of long-term business goals Alignment with stockholders Intended to reward executives for driving superior financial results over a multi-year timeframe
Restricted stock awards/RSUs	Grants of shares that vest in full 3 years from the date of grant	Executive retention and alignment with stockholders
Stock options	Right to purchase stock at grant date price for period of ten years that vest in full 3 years from the date of grant	Motivate stock price performance and alignment with stockholders
Deferred compensation opportunity and other retirement benefits	401(k) matching contributions	Attract, motivate and retain high caliber talent
Severance and other benefits potentially payable upon termination of employment or a change in control	Cash payments and accelerated stock awards	Attract, motivate and retain high caliber talent Assures the continuing performance of executives in the face of a possible termination of employment
Perquisites	Automobile allowance/Company plane usage/life insurance benefits	Attract, motivate and retain high caliber talent
Compensation Determination Process
The Compensation Committee uses peer group data as an input in evaluating pay levels and for assessing the competitiveness of the compensation program used for our named executive officers. The Committee uses the median as a reference point for total compensation vs. comparable positions at peer companies. The Committee also considers other factors, including performance, responsibility, experience, internal pay equity, and tenure, when determining compensation. For fiscal 2017, the NEOs were positioned at or below median in terms of total compensation vs. the peer group.

For fiscal 2017, the Compensation Committee established base salaries, target annual cash bonus opportunities and long-term incentive opportunities for each of the NEOs. Mr. Burke provided recommendations on target compensation levels for each of the NEOs other than himself and the Compensation Committee reviewed and approved his compensation recommendations. The Compensation Committee established the target compensation levels for Mr. Burke.
In establishing compensation levels for the NEOs, the Compensation Committee and Mr. Burke considered the roles and responsibilities of each executive, the executive's performance, and the relative contribution of the executive to the Company. To support compensation decision-making, the Compensation Committee also reviewed competitive market pay levels for a peer group provided to the Company by Compensation Advisory Partners LLC, an independent compensation consultant, engaged to provide information and advice pertaining to executive compensation. While the Compensation Committee and management reviewed the peer group pay levels to facilitate making target pay recommendations, the Committee did not target a specific pay positioning relative to the peer group. The peer group reviewed by the Committee included the following companies.

Herc Holding, Inc.	Rollins, Inc.	ServiceMaster Global Holdings, Inc.
Clean Harbors, Inc.	Martin Marietta Materials, Inc.	Waste Connections, Inc.
Covanta Holding Corporation	Stericycle, Inc.	Team, Inc.
Forward Air Corp.	Unifirst Corporation
Effective in December 2017, we removed Civeo Corporation, Headwaters Incorporated, US Ecology, Inc. and XPO Logistics, Inc., and added Herc Holdings Inc., Rollins, Inc., ServiceMaster Global Holdings, Inc., Team, Inc. and UniFirst Corporation.
The changes to the peer group were made to establish a set of peers that is more comparable to us in terms of size and remove companies that are no longer publicly traded. Three peers (Civeo Corporation, US Ecology, Inc. and XPO Logistics) were removed from the peer group due to size, in terms of revenue and one peer (Headwaters, Inc.) was removed as it was acquired in 2017. The five additions (Herc Holdings, Inc., Rollins, Inc., ServiceMaster Global Holdings, Inc., Team, Inc., and UniFirst Corporation) are comparable to us in size and operate in relevant industries that we compete against for talent and investor dollars.

Compensation Consultant

The Compensation Committee selected Compensation Advisory Partners LLC ("CAP") to provide advice relating to market and general compensation trends. The Compensation Committee also uses CAP for data gathering and analyses. The Compensation Committee has retained CAP as its independent consultant since 2017. The Company makes regular payments to CAP for its services around executive compensation, including meeting preparation and attendance, advice, and best practice information, as well as competitive data. Information about such payments is submitted to the chair of the Compensation Committee.

In addition to services related to executive compensation, CAP also provides the Compensation Committee information and advice with respect to compensation of the independent directors. CAP has no other business relationships with the Company and receives no other payments from the Company. The Compensation Committee adopted a charter provision requiring that it consider the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee has considered the independence of CAP in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Compensation Committee has reviewed, among other items, an independence scorecard from CAP addressing the independence of CAP and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by CAP; (ii) fees paid by us as a percentage of CAP's total revenue; (iii) policies or procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationships between CAP and a member of the Compensation Committee; (v) any Company stock owned by CAP team members or their immediate family and (vi) any business or personal relationships between our executive officers and team members of CAP. The Compensation Committee reviewed these considerations and concluded that the work performed by CAP did not raise any conflict of interest.
Base Salaries
Base salaries are an important element of compensation because they provide the NEOs with a predictable base level of income. The Compensation Committee reviewed the base salary of each NEO in fiscal 2017 compared to our peer group and made adjustments to each NEOs base salary to be closer to the median base salary of the peer group. The Summary Compensation Table below shows the base salary paid to each NEO for fiscal 2017.

Cash Bonus Opportunities
Annual Cash Bonus Opportunity
We sponsored a management incentive plan (the "MIP") in fiscal 2017. All of our NEOs were eligible to participate in our MIP in fiscal 2017. The primary purpose of the MIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.
Fiscal 2017 MIP
Each NEO's target annual bonus, expressed as a percentage of base salary (between 60% and 120%), is established within each NEO's employment agreement. This percentage may be adjusted from time to time by the Compensation Committee in connection with an NEO's promotion or changes in competitive practices. In fiscal 2017, the target incentives as a percentage of salary were as follows:

Name	Base Salary	Target Bonus % of Base Salary	Target Bonus $
Richard Burke	$618,000	120%	$741,600
Steven Carn	$412,000	100%	$412,000
John Spegal	$412,000	100%	$412,000
Michael Slattery	$330,000	80%	$264,000
Matthew Gunnelson (1)	$250,568	60%	$150,341
William Westrate (2)	$315,000	80%	$252,000

(1)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(2)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.
The MIP awards are based on a combination of our overall corporate financial performance (85% of the total weighting) and individual goals (15% of the total weighting). For fiscal 2017, the Compensation Committee selected adjusted EBITDA (50% of the total weighting) and adjusted EBITDA less capital expenditures (35% of the total weighting) as the corporate financial performance measures. Adjusted EBITDA and adjusted EBITDA less capital expenditures were selected as they are key measures used by stockholders to assess the ongoing operating performance of the Company. Adjusted EBITDA provides an assessment of our profitability and our ability to generate cash to satisfy our debt obligations. Adjusted EBITDA less capital expenditures measures our effectiveness in managing the level of capital expenditures required to maintain and grow our business.
For each of the corporate financial measures, the Committee establishes a performance range around a targeted performance goal reflective of our financial plan. The threshold level of performance is set at 90% of the target goal and the maximum performance level is set at 110% of the target goal. If performance falls below the threshold level for a measure, no bonus is payable for that measure. For performance at the threshold level, the associated payout for the measure is at 40% of the target bonus assigned to the measure. For performance at or above the maximum level for either measure, the payout is 200% of the target bonus assigned to the measure.
The individual performance factors for Messrs. Burke, Carn, Spegal, Slattery and Gunnelson are based upon their respective contributions towards achievement of the following: (1) institutionalizing culture; (2) positioning us for maximum value creation; (3) completing acquisitions and development projects; and (4) formalizing policies and procedures related to internal controls and governance. The NEO's contributed to several of these achievements in fiscal 2017 including transforming the cash flow generation of the Company, growing revenue organically and through accretive acquisitions, repricing the Term Loan B with favorable pricing terms and reducing the frequency of insurance claims. However, on management's recommendation to the Compensation Committee, the NEOs' payout, with the exception of Mr. Gunnelson, was voluntarily eliminated for any individual goal component as a result of lower than targeted adjusted EBITDA performance and to leave funds in the bonus pool for other employees of the organization. For approximately 111% achievement of his goals during fiscal 2017 and to compensate him appropriately as determined by the Compensation Committee, Mr. Gunnelson's individual goal component was awarded at 16.7%. Since Mr. Westrate left the Company as part of a management restructuring and was terminated without cause, he was paid a pro rated portion of his target bonus for fiscal 2017.
The Compensation Committee performs the assessment of Mr. Burke's individual goals after reviewing the written assessments of his performance against the specific goals and objectives that Mr. Burke provided to the Board of Directors. Mr. Burke performs the assessment of the other NEOs' individual goals and makes a recommendation to the Compensation Committee based upon his assessment of their achievement of the goals and objectives as set forth by him.
The table below provides a summary of the performance goals for fiscal 2017, our actual degree of attainment and the implications for actual bonus payments relative to target:

Measure	Weighting % of Total	Performance Level			2017 Actual	Calculated Payout as a % of Target

		Threshold	Target	Max
Adjusted EBITDA	50%	$392.7	$436.3	$479.9	$418.1	95.8%
Adjusted EBITDA less Capital Expenditures	35%	$240.5	$267.2	$293.9	$243.3	40.0%
Total Performance Goals	85%	—	—	—	—	72.8%
Reduction in Payout of Fiscal 2017 MIP
In fiscal 2017, payout of NEO performance goals was achieved at 72.8% of target. On management's recommendation to the Compensation Committee, the payout for the NEOs' other than Mr. Gunnelson was voluntarily reduced for the individual goal component resulting in a 61.9% payout.
In fiscal 2017, the table below provides a summary of the actual payout as a percent of target by bonus element and the actual bonus for each of our NEOs:

Name	Target Bonus $	Percent of Target			Actual Bonus $
		Performance Goals (85%)	Individual Goals (15%)	Total (100%)
Richard Burke	$741,600	72.8%	—%	61.9%	$459,180
Steven Carn	$412,000	72.8%	—%	61.9%	$255,100
John Spegal	$412,000	72.8%	—%	61.9%	$255,100
Michael Slattery	$264,000	72.8%	—%	61.9%	$163,462
Matthew Gunnelson	$150,341	72.8%	16.7%	78.6%	$118,087
Mr. Westrate was paid a pro rated portion of his target bonus through his termination date of $151,890 in accordance with his employment agreement.
Long-Term Equity Incentive Awards
2016 Omnibus Equity Plan
Our Board of Directors adopted the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan (the "2016 Plan") on January 29, 2016. The 2016 Plan became effective upon consummation of our IPO (the "2016 Plan Effective Date"). The Plan will terminate on the tenth anniversary of the 2016 Plan Effective Date, unless sooner terminated by our Board of Directors. The 2016 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, RSUs, performance stock awards, PSUs, cash performance units and other forms of equity-based awards, including awards based on the value of dividends paid by us.
2017 Annual Long-term Equity Incentive Awards
Our fiscal 2017 equity awards to our NEOs were made under the 2016 Plan in the following three award types:

•	PSUs: 50% of the award value

•	RSUs: 25% of the award value

•	Stock options: 25% of the award value
The amounts of each NEO's equity awards were determined based on CAP's recommendation, which took into account several factors, including: (1) each NEO's position and expected contribution to our future growth; (2) dilution effects on our stockholders and the need to maintain the availability of an appropriate number of shares for option awards to less-senior employees; and (3) ensuring that the NEOs were provided with appropriate and competitive total long-term equity compensation and total compensation amounts. The number of awards granted to the NEOs during fiscal 2017 and the grant date fair value of these awards as determined under FASB ASC Topic 718 are presented in the Grants of Plan-Based Awards in Fiscal 2017 table below.
PSUs
PSUs are the most heavily weighted award type in our long-term incentive program due to our commitment to pay for performance. PSUs focus the management team on achieving specific financial performance objectives identified by the Compensation Committee. For the fiscal 2017 awards, performance will be measured over each of fiscal 2017, fiscal 2018 and fiscal 2019, with up to one-third of the total PSUs eligible to be earned each year and ultimately payable at the end of the three-year period. Performance is measured based 50% on adjusted EBITDA, 30% on adjusted EBITDA less capital expenditures and 20% on revenue (excluding fuel surcharges, commodities and landfill gas sales). As described under annual cash bonus opportunities, adjusted EBITDA is used in our PSU program as it is a key measure of the profitability of our business that is tracked by stockholders and adjusted EBITDA less capital expenditures is used a measure of our ability to effectively manage capital expenditures. The Compensation Committee also uses revenue for PSUs to focus management on profitable growth in the business.
Performance will be assessed annually over each of the three years based on goals established at the beginning of each year. If performance on an individual measure is at the planned level for the year, 100% of the target PSUs for that measure will be earned. If performance on an individual measure is below the threshold level of 90% of the planned level of performance for that measure, no PSUs will be earned for that measure in that year. If performance for an individual measure is at threshold, 25% of the target PSUs for the measure will be earned. If performance on an individual measure is at or above the maximum level of 110% of the planned level of performance, 175% of the target PSUs will be earned. Between threshold and planned performance and between planned performance and maximum performance, straight-line interpolation will be used to determine awards. At the end of the three-year period, the total PSUs earned will equal the sum of the PSUs earned for each of the three individual years.
The table below provides a summary of the performance goals for fiscal 2017, our actual degree of attainment and the implications for actual PSUs earned relative to target:

Measure	Weighting % of Total	Performance Level			2017 Actual	Calculated Payout as a % of Target

		Threshold	Target	Max
Adjusted EBITDA	50%	$392.7	$436.3	$479.9	$418.1	68.5%
Adjusted EBITDA less Capital Expenditures	30%	$240.5	$267.2	$293.9	$243.3	33.3%
Revenue (excluding fuel surcharges, commodity sales and landfill gas sales)	20%	$1,277.3	$1,419.3	$1,561.3	$1,428.5	104.5%
Total Performance Goals	100%	—	—	—	—	65.1%
Restricted Stock Units
We grant RSUs to our NEOs to support retention and align the interests of our executives with those of stockholders by increasing executive stock ownership. The RSUs vest in full on the third anniversary of the grant date. The executive will vest in any dividends on the units at the time the units vest.
Stock Options
We grant stock options to focus our executives on increasing our stock price over the mid-term to long-term. The stock options vest in full on the third anniversary of the grant date. The stock options are granted with an exercise price equal to the fair market value on the date of grant and are exercisable from the date of vesting to the tenth anniversary of the date of grant.

Vesting Upon Change in Control

For our executives, including our NEOs, upon a change in control, as defined in the 2012 Plan, all outstanding time-based options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any stock purchase rights will lapse. For awards under the 2016 Plan, upon a change in control and subsequent terminations of the executives other than for "cause", all outstanding equity awards will become fully vested and all outstanding stock options will become fully exercisable.
2018 Retention Award
As described above in the CD&A, a primary goal of our executive compensation program is to attract, motivate and retain high caliber talent. Our compensation philosophy encompasses a broad time frame linking corporate and individual objectives with long-term shareholder value. Led by our CEO and under the guidance of our Board with the advice of our compensation consultant, we extensively review talent recruitment and retention. In particular, we evaluate retention of executives and roles that are instrumental to the continued future success of the Company. Accordingly, on February 27, 2018, in connection with eliminating the position of Chief Administrative Officer and taking on the additional responsibilities of the Information Technology team, Mr. Carn was awarded a retention award of $1,000,000 under the 2016 Plan. This retention award was granted concurrently with our 2018 annual awards and is payable in RSUs. The RSUs will vest on the third anniversary of the grant date.
Deferred Compensation Opportunity
Our NEOs are eligible to participate in the Advanced Disposal Services, Inc. 401(k) Retirement Plan (the "401(k) plan"). We do not provide other deferred compensation opportunities for our NEOs. We currently match 50% of the first 6% of eligible pay that employees contribute to the 401(k) plan.
Perquisites and Other Benefits
At our discretion, we may also provide certain executives with enhancements to our existing benefits that are not available to other employees, such as usage of a Company car (or a car allowance) and usage of the Company plane, which we believe are typical benefits for executives of comparable companies with which we compete for talent and represent a relatively small portion of their overall compensation. Furthermore, we pay for life insurance benefits in an amount equal to the NEOs' base salary plus bonus potential. The NEOs may designate a beneficiary of their choosing under the life insurance.
Severance and Other Benefits Payable Upon Termination of Employment or Change in Control
We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, we generally provide each NEO with amounts and types of severance payments and benefits that we believe will permit us to attract and/or continue to employ the individual NEO.
The severance benefits provided under the NEO employment agreements are generally more favorable than the benefits payable under our general severance policy. For example, the NEO employment agreements provide for a severance benefit payable upon a termination by us without cause or by the NEO for "good reason". Details on NEO severance arrangements can be found below under "Summary of NEO Employment Agreements."
Stock Ownership Guidelines
Effective January 1, 2018, we implemented stock ownership guidelines for our CEO and Executive Vice Presidents. Under this policy, we require our most senior executives to accumulate a meaningful ownership of Advanced Disposal Services stock to encourage a long-term perspective in managing the company. Each executive is required to own shares with a market value equal to a specified multiple of their current base salary that varies by level:
CEO: 4x base salary
Executive Vice Presidents: 2x base salary
Shares that count towards achievement of stock ownership guidelines include: shares owned outright, restricted stock, restricted stock units, shares held in 401(k) plan, shares held in retirement accounts, and shares in deferred compensation plans. Outstanding stock options (vested and unvested) and shares subject to performance conditions do not count toward these guidelines.

Each participant will have 5 years from the later of the effective date or the date that a new entrant first becomes subject to the policy to acquire the required ownership. Ownership guidelines are expected to be achieved through shares granted by the company.
Compensation Risk Assessment
Our Compensation Committee, with assistance from CAP, reviewed our incentive compensation program to assess whether the program encourages risks that are reasonably likely to have a material adverse impact on the Company. The Committee's review included an assessment of our sales incentive compensation plans in addition to the compensation program for our NEOs. Several factors that mitigate compensation risk were identified, including awards caps, multiple performance metrics, multi-year vesting/performance periods and stock ownership guidelines. Further, final decisions regarding our executive compensation policies and practices, as well as individual NEO compensation outcomes, are made by the Compensation Committee. Based on these findings, the Compensation Committee has determined that our incentive compensation program does not create risks that are reasonably likely to have a material adverse effect on us.
Employment Agreements
We have entered into employment agreements with our executive officers as follows:

•
We entered into an employment agreement with Mr. Burke on November 20, 2012. On July 18, 2014, we amended the employment agreement with Mr. Burke to reflect his new responsibilities as our current CEO. On June 24, 2016, we entered into an amendment to Mr. Burke's employment agreement to adjust the performance criteria applicable to performance-based stock options that Mr. Burke was eligible to earn with respect to fiscal 2016;

•
On November 20, 2012, we entered into an employment agreement with Mr. Carn in recognition of his contributions to the continued growth and excellent performance of the Company under which he serves as our Chief Financial Officer. Mr. Carn's employment agreement contains certain price protections in connection with a sale of Mr. Carn's shares upon a change in control;

•	On May 1, 2014, we entered into an employment agreement with Mr. Spegal under which he serves as our Chief Operating Officer;

•	We entered into an employment agreement with Mr. Slattery on May 29, 2015 under which he serves as our Executive Vice President, General Counsel and Secretary; and

•	We entered into an employment agreement with Mr. Gunnelson on March 31, 2015 under which he serves as our Chief Accounting Officer.

Each of these employment agreements provides for an initial three-year term commencing on the respective agreement's effective date, and for automatic one-year renewals thereafter unless either party provides 60 days' written notice of intent to terminate. The material terms of the employment agreements are described in "Summary of NEO Employment Agreements" found below.
Section 162(m) of the Code
Section 162(m) of the Internal Revenue Code ("Section 162(m)"), as modified by the Tax Cuts and Jobs Act, generally disallows a tax deduction for compensation over $1,000,000 paid in any year to a corporation's principal executive officer, principal financial officer or an individual acting in such a capacity and the three most highly compensated executive officers (not including the principal executive officer or the principal financial officer). Section 162(m) applies to corporations with any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because we are a newly public company, however, the deductibility limitation of Section 162(m) generally will not apply to compensation that we pay pursuant to plans or arrangements that existed at the time of our IPO and that is paid by the end of a reliance period which, subject to certain conditions, may continue until our 2020 annual meeting.

Summary Compensation Table
The following table provides summary information concerning the compensation of our CEO and each of our other NEOs for the 2015 - 2017 fiscal years. Mr. Gunnelson was not an NEO during fiscal 2015 or 2016 therefore his compensation information is not presented for those years.

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard Burke	2017	$618,000	$1,500,000	$1,192,752	$459,180	$41,290	$3,811,222
Chief Executive Officer	2016	$600,000	$3,049,794	$1,324,930	$609,006	$42,244	$5,625,974
	2015	$557,000	—	—	$548,924	$42,306	$1,148,230
Steven Carn	2017	$412,000	$581,988	$193,996	$255,100	$21,910	$1,464,994
Executive Vice President, Chief Financial Officer	2016	$400,000	$1,317,922	$598,407	$338,337	$21,666	$2,676,332
	2015	$392,923	—	—	$391,155	$30,834	$814,912
John Spegal	2017	$412,000	$506,968	$169,000	$255,100	$22,385	$1,365,453
Executive Vice President, Chief Operating Officer	2016	$400,000	$1,257,669	$1,010,709	$338,337	$22,140	$3,028,855
	2015	$378,133	—	$55,405	$365,088	$21,508	$820,134
Michael Slattery	2017	$330,000	$379,500	$126,495	$163,462	$20,105	$1,019,562
Executive Vice President, General Counsel	2016	$320,000	$1,027,448	$835,872	$203,002	$19,636	$2,405,958
	2015	$306,000	—	$288,320	$182,774	$98,784	$875,878
Matthew Gunnelson (5) Chief Accounting Officer	2017	$250,568	—	$42,560	$118,087	$19,800	$431,015
William Westrate (6)	2017	$189,850	$362,230	$120,749	$151,890	$1,027,276	$1,851,995
Executive Vice President, Chief Administrative Officer	2016	$300,000	$960,678	$815,214	$190,314	$20,940	$2,287,146
	2015	$280,000	—	$183,729	$165,089	$20,886	$649,704

(1)
Represents restricted stock and PSUs granted under the 2012 Plan and RSUs and PSUs granted under the 2016 Plan. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2017, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2017 included in our Form 10-K.

For purposes of calculating the grant date fair value of PSUs, we have assumed that the Company will achieve target performance levels. The table below shows (a) the aggregate grant date fair value of PSUs assuming target level of performance is achieved (this is the amount included in the Stock Awards column in the Summary Compensation Table) and (b) the aggregate grant date fair value of PSUs assuming the Company will reach the highest level of achievement for this performance measure and maximum payouts will be earned.

	Year	Aggregate Grant Date Fair Value of PSUs, Assuming Target Level of Performance Achieved ($)	Aggregate Grant Date Fair Value of PSUs Assuming Highest Level of Performance Achieved ($)
Richard Burke	2017	$1,000,000	$1,750,000
	2016	$699,871	$1,224,774
Steven Carn	2017	$387,992	$678,986
	2016	$211,964	$370,937
John Spegal	2017	$337,986	$591,476
	2016	$238,454	$417,295
Michael Slattery	2017	$253,000	$442,750
	2016	$184,965	$323,689
William Westrate	2017	$241,494	$422,615
	2016	$140,460	$245,805

(2)
Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2017, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2017 included in our Form 10-K.

(3)
Figures represent awards paid under our MIP in respect of the year earned. See "Compensation Discussion and Analysis—Elements of the Company's Executive Compensation Program—Cash Bonus Opportunities—Fiscal 2017 MIP" above for a description of our MIP.

(4)
The supplemental table below sets forth the details of amounts reported as "All Other Compensation" for fiscal 2017. For fiscal 2017, the All Other Compensation column includes amounts related to executive perquisites provided by us, which includes severance, company car, plane usage, 401(k) contributions and life insurance premiums as detailed in the chart below.

(5)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(6)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.

	Year	Auto (1)	Plane (2)	401(k) Matching Contributions	Tax Gross Ups	Severance (3)	Other (4)	Total All Other Compensation
Richard Burke	2017	$17,477	$9,810	$9,000	$—	—	$5,003	$41,290
Steven Carn	2017	$10,800	—	$9,000	—	—	$2,110	$21,910
John Spegal	2017	$12,000	—	$9,000	—	—	$1,385	$22,385
Michael Slattery	2017	$10,800	—	$8,151	—	—	$1,154	$20,105
Matthew Gunnelson (5)	2017	$10,800	$—	$9,000	$—	—	$—	$19,800
William Westrate (3)	2017	$6,937	—	$7,980	—	$1,010,628	$1,731	$1,027,276
______________________________

(1)	Each NEO is entitled to the usage of an automobile of their choosing through either an auto allowance or company car up to a maximum amount per month.

(2)
Personal use of corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, aircraft maintenance, crew travel, on-board catering, landing fees, ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilots' salaries and purchase and lease costs, are excluded from this calculation.

(3)
On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring. In accordance with his employment agreement subject to restrictive covenants, he received $1,010,628 in severance which is being paid in 24 equal monthly installments.

(4)	Other amounts, excluding those detailed above for the respective individuals, generally include payments on life and long-term disability insurance.

(5)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

Grants of Plan-Based Awards in Fiscal 2017
The following tables provide supplemental information relating to grants of plan-based awards made during fiscal 2017 to help explain information provided above in our Summary Compensation Table. These tables present information regarding all grants of plan-based awards occurring during fiscal 2017.

			Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Equity Awards: Number of Securities Underlying Awards (#) (1)	Exercise Price of Stock Options ($/Sh)	Grant Date Fair Value of Awards (2)

	Type of Award	Grant Date
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Richard Burke	Cash Bonus	—	$296,640	$741,600	$1,483,200	—	—	—	—	—	—
	Stock Options	3/15/2017	—	—	—	—	—	—	118,217	$23.30	$692,752
	Restricted Stock Units	2/27/2017	—	—	—	—	—	—	22,727	—	$500,000
	PSUs	2/27/2017	—	—	—	11,363	45,454	79,544	—	—	$1,000,000
	Stock Options	2/27/2017	—	—	—	—	—	—	96,153	$22.00	$500,000
Steven Carn	Cash Bonus	—	$164,800	$412,000	$824,000	—	—	—	—	—	—
	Restricted Stock Units	2/27/2017	—	—	—	—	—	—	8,818	—	$193,996
	PSUs	2/27/2017	—	—	—	4,409	17,636	30,863	—	—	$387,992
	Stock Options	2/27/2017	—	—	—	—	—	—	37,307	$22.00	$193,996
John Spegal	Cash Bonus	—	$164,800	$412,000	$824,000	—	—	—	—	—	—
	Restricted Stock Units	2/27/2017	—	—	—	—	—	—	7,681	—	$168,982
	PSUs	2/27/2017	—	—	—	3,841	15,363	26,885	—	—	$337,986
	Stock Options	2/27/2017	—	—	—	—	—	—	32,500	$22.00	$169,000
Michael Slattery	Cash Bonus	—	$105,600	$264,000	$528,000	—	—	—	—	—	—
	Restricted Stock Units	2/27/2017	—	—	—	—	—	—	5,750	—	$126,500
	PSUs	2/27/2017	—	—	—	2,875	11,500	20,125	—	—	$253,000
	Stock Options	2/27/2017	—	—	—	—	—	—	24,326	$22.00	$126,495
Matthew Gunnelson (3)	Cash Bonus	—	$60,136	$150,341	$300,682	—	—	—	—	—	—
	Stock Options	2/27/2017	—	—	—	—	—	—	8,000	$22.00	$42,560
William Westrate (4)	Cash Bonus	—	$100,800	$252,000	$504,000	—	—	—	—	—	—
	Restricted Stock Units	2/27/2017	—	—	—	—	—	—	5,488	—	$120,736
	PSUs	2/27/2017	—	—	—	2,744	10,977	19,209	—	—	$241,494
	Stock Options	2/27/2017	—	—	—	—	—	—	23,221	$22.00	$120,749

(1)
Represents stock options and RSUs granted under the 2016 Plan. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2017, see the discussion contained in Note 14 to our audited consolidated financial statements for the period ended December 31, 2017 included in our Form 10-K.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(4)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.
Summary of NEO Employment Agreements
This section describes employment agreements in effect for our NEOs during fiscal 2017.
Employment Agreement of Richard Burke
We entered into an employment agreement with Mr. Burke (the "Burke Agreement"), effective as of November 20, 2012, for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. The agreement was subsequently modified in connection with Mr. Burke's appointment as CEO effective July 1, 2014. On June 24, 2016, we entered into an amendment to Mr. Burke's employment agreement to adjust the performance criteria applicable to performance-based stock options that Mr. Burke was eligible to earn with respect to fiscal 2016. Previously, the only applicable performance criterion was adjusted EBITDA; the amendment provides that the number of performance-based stock options earned will be based on adjusted EBITDA (50%) and adjusted EBITDA less capital expenditures (50%). The amendment also clarifies that the full potential grant of performance-based stock options (covering up to 190,792 shares) was still available to be earned by Mr. Burke. The financial terms of the Burke Agreement, as modified to reflect salary increases, include (1) an annual base salary of $618,000, subject to increases not less than 100% of the CPI, (2) participation in our MIP, with a target annual cash bonus amount up to 120% of his annual base salary, (3) a one-time purchase of 56,522 shares of common stock for $1,000,000 via a cash payment of $750,000 and a note receivable of $250,000 bearing interest at the applicable federal rate, which was forgiven in connection with his appointment as CEO, (4) a one-time grant of options to purchase 446,644 shares of common stock subject to certain vesting conditions which were met upon Mr. Burke's selection as CEO, and (5) a pool of options established by the Compensation Committee for which Mr. Burke could earn up to 190,792 shares for fiscal 2016 if certain adjusted EBITDA and adjusted EBITDA less capital expenditures targets were met.
We must maintain a long term disability plan which provides benefits in an amount at least equal to 66 2/3% of Mr. Burke's annual base salary then in effect, up to a maximum of $9,000 per month. Further, Mr. Burke is entitled to: (1) on a tax grossed-up annual basis during each calendar year of his employment, a company automobile or allowance for an automobile, (2) participation in the incentive stock award program, (3) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (4) six weeks' vacation, (5) short-term disability benefits and (6) life insurance benefits in an amount equal to $1,000,000 for which we must pay the premiums and for which he may designate a beneficiary. Mr. Burke is also entitled to be nominated for a seat on our Board of Directors.
Severance benefits are payable to Mr. Burke in connection with his termination without cause or his resignation for "good reason," which is defined as either (1) a breach of the Burke Agreement by the Company, (2) a relocation of Mr. Burke's principal place of business to a location that represents a material change (50 miles from principal place of business) in geographic location or (3) a material diminution in his authority, duties, responsibilities, reporting position or compensation. Mr. Burke's severance benefits are subject to the execution and non-revocation of a general release. Such severance payments are provided in an amount equal to two times his base salary and bonus received during the preceding fiscal year, paid out in 24 equal monthly installments, and a pro-rata portion of his bonus as earned through the termination date, and an additional $36,000 cash payment payable in 24 equal monthly installments. Mr. Burke is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
In the event that any payments or benefits due to Mr. Burke constitute parachute payments under Section 280G of the Internal Revenue Code (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay Mr. Burke a gross-up payment so as to put him in the same after-tax position as if the Section 4999 excise tax was not imposed.
Employment Agreement of Steven Carn
We entered into an employment agreement with Mr. Carn (the "Carn Agreement"), effective as of November 20, 2012 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Carn Agreement, Mr. Carn serves as our Chief Financial Officer.
The financial terms of the Carn Agreement, as modified to reflect salary increases, include: (1) an annual base salary of $412,000, subject to increases not less than 100% of the CPI and (2) continued participation in our MIP, with a target annual cash bonus amount up to 100% of his salary. In addition, Mr. Carn is entitled to: (a) vacation of up to six weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 66 2/3% of Mr. Carn's annual base salary then in effect up to a maximum of $9,000 per month, (e) payment of premiums on a life insurance policy in an amount equal to the base salary plus 100% of annual bonus opportunity and (f) a company vehicle or an allowance for an automobile.
Further, in the event that Mr. Carn sells certain of his shares of common stock in connection with a change of control, we will pay Mr. Carn, on the 6-month anniversary of the date of the change in control, an amount equal to the excess, if any, of the floor price over the actual gross proceeds received from the sale (a "Price Protection Bonus"). The floor price is defined as $19.54 per share.
Severance benefits are payable in connection with a termination of employment without cause or resignation for "good reason," which has the same meaning as in the Burke Agreement. Mr. Carn's severance benefits are subject to the execution and non-

revocation of a general release. Such benefits are provided on the same terms as provided for in the Burke Agreement, absent the additional $36,000 payment. Mr. Carn is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
Employment Agreement of John Spegal
We entered into an employment agreement with Mr. Spegal (the "Spegal Agreement"), effective as of May 1, 2014 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Spegal Agreement, Mr. Spegal serves as our Chief Operating Officer.
The financial terms of the Spegal Agreement, as modified to reflect salary increases, include: (1) an annual base salary of $412,000, subject to annual increases not less than 100% of the CPI; and (2) continued participation in our MIP, with a target annual cash bonus amount up to 100% of his salary. In addition, Mr. Spegal is entitled to: (a) vacation of up to six weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Spegal's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times the executive's base salary, (g) reimbursement of his relocation expenses in an amount equal to $175,000 and (h) a company automobile and cell phone allowance.
Severance benefits are provided under the Spegal Agreement if Mr. Spegal's employment terminates without cause or, following a change in control and absent cause, for "good reason," subject to the execution and non-revocation of a general release. The term "good reason" has the same meaning as under Mr. Burke's employment agreement, except the breach of agreement component is replaced with termination in connection with a change in control. Upon such termination, Mr. Spegal is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; (iii) an amount equal to two times his bonus received during the fiscal year immediately preceding termination payable in 24 equal monthly installments; and (iv) $50,000 net of taxes, for relocation services. Mr. Spegal is subject to non-competition, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and to indefinite confidentiality provisions.
Employment Agreement of Michael Slattery
We entered into an employment agreement with Mr. Slattery (the "Slattery Agreement"), effective as of May 29, 2015 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Slattery Agreement, Mr. Slattery serves as our Executive Vice President, General Counsel and Secretary.
The financial terms of the Slattery Agreement, as modified to reflect salary increases and target bonus percentage, include: (1) an annual base salary of $330,000, subject to annual increases and (2) continued participation in our MIP, with a target annual cash bonus amount up to 80% of his salary. In addition, Mr. Slattery is entitled to: (a) vacation of up to four weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Slattery's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times Mr. Slattery's base salary and (g) reimbursement of direct and reasonable business expenses.
Severance benefits are provided under the Slattery Agreement if Mr. Slattery's employment terminates without cause or following a change in control for "good reason," subject to the execution and non-revocation of a general release. "Good Reason" means that (i) grounds for termination for cause do not exist, and (ii) either (1) Mr. Slattery's principal place of business is relocated by more than 50 miles without his consent, (2) there is a diminution in Mr. Slattery's title, authority, duties, responsibilities, reporting position or compensation without his consent or (3) Mr. Slattery is terminated by the Company in connection with a change in control. Upon such termination, Mr. Slattery is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the greater of (1) his bonus received during the fiscal year immediately preceding the year of termination and (2) the average of the bonuses paid to Mr. Slattery in the two years immediately preceding the year of termination, payable in 24 equal monthly installments. Mr. Slattery is subject to a non-competition covenant for two years following termination of employment for any reason, a non-solicitation and non-interference with employees covenant for two years following termination of employment for any reason and indefinite confidentiality provisions.

Employment Agreement of Matthew Gunnelson
We entered into an employment agreement with Mr. Gunnelson (the "Gunnelson Agreement"), effective as of March 31, 2015 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Gunnelson Agreement, Mr. Gunnelson serves as our Chief Accounting Officer.
The financial terms of the Gunnelson Agreement, as modified to reflect salary increases, include: (1) an annual base salary of $250,568, subject to annual increases and (2) continued participation in our MIP, with a target annual cash bonus amount up to 60% of his salary. In addition, Mr. Gunnelson is entitled to: (a) vacation of up to four weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Gunnelson's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times Mr. Gunnelson's base salary and (g) reimbursement of direct and reasonable business expenses.
Severance benefits are provided under the Gunnelson Agreement if Mr. Gunnelson's employment terminates without cause or following a change in control for "good reason," subject to the execution and non-revocation of a general release. "Good Reason" means that (i) grounds for termination for cause do not exist, and (ii) either (1) Mr. Gunnelson's principal place of business is relocated by more than 50 miles without his consent, (2) there is a diminution in Mr. Gunnelson's title, authority, duties, responsibilities, reporting position or compensation without his consent or (3) Mr. Gunnelson is terminated by the Company in connection with a change in control. Upon such termination, Mr. Gunnelson is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the greater of (1) his bonus received during the fiscal year immediately preceding the year of termination and (2) the average of the bonuses paid to Mr. Gunnelson in the two years immediately preceding the year of termination, payable in 24 equal monthly installments. Mr. Gunnelson is subject to a non-competition covenant for two years following termination of employment for any reason, a non-solicitation and non-interference with employees covenant for two years following termination of employment for any reason and indefinite confidentiality provisions.
Employment Agreement of William Westrate
We entered into an employment agreement with Mr. Westrate (the "Westrate Agreement"), effective as of May 1, 2015 for a three-year initial term which will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. Pursuant to the Westrate Agreement, Mr. Westrate served as our Chief Administrative Officer.
The financial terms of the Westrate Agreement, as modified to reflect salary increases and target bonus percentage, include: (1) an annual base salary of $315,000, subject to annual increases and (2) continued participation in our MIP, with a target annual cash bonus amount up to 80% of his salary. In addition, Mr. Westrate is entitled to: (a) vacation of up to four weeks, (b) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (c) short-term disability benefits, (d) a long-term disability plan which provides benefits in an amount at least equal to 40% of Mr. Westrate's annual base salary then in effect up to a maximum of $11,000 per month, (e) participation in our current equity compensation plan, as amended from time to time, (f) payment of premiums on a life insurance policy in an amount equal to two times Mr. Westrate's base salary and (g) reimbursement of direct and reasonable business expenses.
Severance benefits are provided under the Westrate Agreement if Mr. Westrate's employment terminates without cause or following a change in control for "good reason," subject to the execution and non-revocation of a general release. "Good Reason" means that (i) grounds for termination for cause do not exist, and (ii) either (1) Mr. Westrate's principal place of business is relocated by more than 50 miles without his consent, (2) there is a diminution in Mr. Westrate's title, authority, duties, responsibilities, reporting position or compensation without his consent or (3) Mr. Westrate is terminated in connection with a change in control. Upon such termination, Mr. Westrate is entitled to severance payments in (i) an amount equal to two times his annual base salary then in effect, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the bonus received during the fiscal year immediately preceding the year of termination, payable in 24 equal monthly installments. Mr. Westrate is subject to a non-competition covenant for two years following termination of employment for any reason, a non-solicitation and non-interference with employees covenant for two years following termination of employment for any reason and indefinite confidentiality provisions.
As a result of a management restructuring, Mr. Westrate left the Company in fiscal 2017 and is currently receiving severance in accordance with his employment agreement.

Outstanding Equity Awards at December 31, 2017
The following table sets forth information concerning outstanding stock awards held by each of our NEOs as of December 31, 2017:

			Option Awards					Stock Awards
Name	Award Type	Grant Date	Exercisable	Unexercisable		Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have not Vested
Richard Burke	Stock Options	3/15/2017		118,217	(3)	$23.30	3/15/2027	—		—	—	—
	Stock Options	2/27/2017	—	96,153	(3)	$22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	22,727	(3)	$544,084	—	—
	PSU's	2/27/2017	—	—		—	—	9,865	(6)	$236,168	7,575	$181,346
	Stock Options	10/5/2016	—	169,205	(3)	$18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	111,111	(3)	$2,659,997	—	—
	Stock Options	6/24/2016	15,327	30,653	(4)	$24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	9,602	(4)	$229,872	—	—
	PSUs	6/24/2016	—	—		—	—	13,045	(6)	$312,297	2,400	$57,456
	Stock Options	4/25/2013	978	—	(1)	$17.70	4/25/2023	—		—	—	—
	Stock Options	11/20/2012	429,203	—	(2)	$17.70	11/20/2022	—		—	—	—
Steven Carn	Stock Options	2/27/2017	—	37,307	(3)	$22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	8,818	(3)	$211,103	—	—
	PSU's	2/27/2017	—	—		—	—	3,827	(6)	$91,618	2,939	$70,360
	Stock Options	10/5/2016	—	84,604	(3)	$18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	55,556	(3)	$1,330,011	—	—
	Stock Options	6/24/2016	4,642	9,285	(4)	$24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	2,925	(4)	$70,025	—	—
	PSUs	6/24/2016	—	—		—	—	3,951	(6)	$94,587	727	$17,404
	Stock Options	4/25/2013	1,610	—	(1)	$17.70	4/25/2023	—		—	—	—
	Stock Options	4/26/2012	61,096	—	(1)	$13.00	4/26/2022	—		—	—	—
John Spegal	Stock Options	2/27/2017	—	32,500	(3)	$22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	7,681	(3)	$183,883	—	—
	PSU's	2/27/2017	—	—		—	—	3,334	(6)	$79,816	2,560	$61,286
	Stock Options	10/5/2016	—	152,285	(3)	$18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	50,000	(3)	$1,197,000	—	—
	Stock Options	6/24/2016	5,215	10,429	(4)	$24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	3,274	(4)	$78,380	—	—
	PSUs	6/24/2016	—	—		—	—	4,446	(6)	$106,437	818	$19,583
	Stock Options	3/4/2015	5,441	3,628	(1)	$18.80	3/4/2025	—		—	—	—
	Stock Options	5/14/2014	2,429	607	(1)	$19.10	5/14/2024	—		—	—	—
	Stock Options	5/14/2014	19,727	4,932	(1)	$19.10	5/14/2024	—		—	—	—
	Stock Options	4/25/2013	12,353	—	(1)	$17.70	4/25/2023	—		—	—	—

			Option Awards					Stock Awards
Name	Award Type	Grant Date	Exercisable	Unexercisable		Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have not Vested
Michael Slattery	Stock Options	2/27/2017	—	24,326	(3)	$22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	5,750	(3)	$137,655	—	—
	PSU's	2/27/2017	—	—		—	—	2,496	(6)	$59,754	1,916	$45,869
	Stock Options	10/5/2016	—	126,904	(3)	$18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	41,667	(3)	$997,508	—	—
	Stock Options	6/24/2016	4,054	8,109	(4)	$24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	2,543	(4)	$60,879	—	—
	PSUs	6/24/2016	—	—		—	—	3,451	(6)	$82,617	635	$15,202
	Stock Options	3/4/2015	3,110	2,074	(1)	$18.80	3/4/2025	—		—	—	—
	Stock Options	3/4/2015	22,208	14,805	(1)	$18.80	3/4/2025	—		—	—	—
Matthew Gunnelson (7)	Stock Options	2/27/2017	1,600	6,400	(1)	$22.00	2/27/2027	—		—	—	—
	Stock Options	10/5/2016	23,241	34,862	(1)	$18.00	10/5/2026	—		—	—	—
	Stock Options	5/2/2016	4,748	7,122	(1)	$24.28	5/2/2026	—		—	—	—
	Stock Options	3/4/2015	2,720	1,814	(1)	$18.80	3/4/2025	—		—	—	—
	Stock Options	5/14/2014	8,528	2,132	(1)	$19.10	5/14/2024	—		—	—	—
	Stock Options	4/25/2013	12,353	—	(1)	$17.70	4/25/2023	—		—	—	—
William Westrate (8)	Stock Options	2/27/2017	—	23,221	(3)	$22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	5,488	(3)	$131,383	—	—
	Stock Options	10/5/2016	—	126,904	(3)	$18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	41,667	(3)	$997,508	—	—
	Stock Options	6/24/2016	—	9,205	(4)	24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	1,939	(4)	$46,420	—	—
	PSUs	6/24/2016	—	—		—	—	1,363	(6)	$32,630	—	—

(1)	Time-vested options vest 20% on date of grant and 20% ratably thereafter on each annual anniversary of the date of grant.

(2)	Options vested 100% with Mr. Burke's selection as CEO.

(3)	Represents stock options and RSUs granted that vest 100% three years from the date of grant.

(4)	Stock options and restricted stock awards vest 33% ratably on each annual anniversary of the date of grant.

(5)	The values of the restricted stock awards, RSUs and PSUs are based on $23.94 per share, which was the closing price of our common stock on December 29, 2017, the last trading day of our fiscal year.

(6)
Amounts shown in the "Number of Shares or Units of Stock that Have Not Vested" column reflect shares earned subject to a continued services vesting requirement and unearned PSUs at the threshold level are shown in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" column. One third of the PSUs are measured in each of the three fiscal years ending subsequent to the grant date and all earned PSUs vest in full on the third anniversary of the grant date.

(7)
Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring. Mr. Gunnelson's award structure is different than other NEOs as he was not an NEO when previous awards were issued.

(8)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard Burke	17,440	$92,712	4,801	$111,431
Steven Carn	—	—	1,462	$33,933
John Spegal	—	—	1,637	$37,995
Michael Slattery	—	—	1,271	$29,500
Matthew Gunnelson (1)	—	—	—	—
William Westrate (2)	31,350	$143,364	969	$22,490

(1)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.

(2)	On August 8, 2017, as part of the Company's management restructuring, the position of Chief Administrative Officer was eliminated. Mr. Westrate left the Company as a result of the restructuring.
Potential Payments Upon Termination or Change in Control
The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 31, 2017. The value per share of our stock as of the fiscal year-end used in calculating the value of outstanding stock was $23.94. See "—Summary of NEO Employment Agreements" above. Our incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination. No benefits are paid to the NEOs in the event of voluntary termination or termination for cause. Refer to the chart and footnotes included below for a full description of such benefits.

Name	Item of Compensation	Termination Upon Death/Disability	Termination Upon Retirement	Termination Not for Cause or Good Reason	Termination Upon Change in Control (3)
Richard Burke	Bonus	$741,600	—	$741,600	$741,600
	Additional Severance (1)	$36,000	—	$36,000	$36,000
	Unvested Stock Awards (2)	$6,391,883	$6,391,883	$6,391,883	$7,347,329
	Severance	$2,154,360	—	$2,154,360	$2,154,360
	Total Payments	$9,323,843	$6,391,883	$9,323,843	$10,279,289
Steven Carn	Bonus	$412,000	—	$412,000	$412,000
	Unvested Stock Awards (2)	$2,556,995	$2,556,995	$2,556,995	$2,908,123
	Severance	$1,334,200	—	$1,334,200	$1,334,200
	Total Payments	$4,303,195	$2,556,995	$4,303,195	$4,654,323
John Spegal	Bonus	$412,000	—	$412,000	$412,000
	Unvested Stock Awards (2)	$2,844,469	$2,788,253	$2,788,253	$3,111,802
	Severance	$667,100	—	$1,384,200	$1,384,200
	Total Payments	$3,923,569	$2,788,253	$4,584,453	$4,908,002
Michael Slattery	Bonus	$264,000	—	$264,000	$264,000
	Unvested Stock Awards (2)	$2,389,213	$2,272,241	$2,272,241	$2,516,549
	Severance	$513,232	—	$1,026,464	$1,026,464
	Total Payments	$3,166,445	$2,272,241	$3,562,705	$3,807,013
Matthew Gunnelson (4)	Bonus	$150,341	—	$150,341	$150,341
	Unvested Stock Awards (2)	$311,638	$236,248	$236,248	$311,638
	Severance	$373,105	—	$746,210	$746,210
	Total Payments	$835,084	$236,248	$1,132,799	$1,208,189
______________________________

(1)	Paid in 24 equal monthly installments.

(2)	Awards would also vest upon a change in control if the successor Company does not assume or provide a substitute for the awards.

(3)
Under the terms of Mr. Burke's employment agreement, we would be obligated to reimburse Mr. Burke for any excise tax (including a gross-up payment) imposed under Section 4999 of the Code on any payments or benefits due to him under the agreement. As of December 31, 2017, any termination or resignation as a result of a change in control would not have resulted in any payments upon which an excise tax would have been imposed.

(4)	Mr. Gunnelson became an NEO on August 8, 2017 when Mr. Westrate left the Company as a result of the Company's management restructuring.
Mr. Westrate received the following benefits, in accordance with his employment agreement, as a result of his termination without cause during fiscal 2017: payment of pro rated portion of his 2017 bonus in the amount $151,890; severance of $1,010,628 being paid in 24 equal monthly installments for two years after his termination; and unvested stock awards of $2,047,197 will continue to vest in accordance with their original vesting terms.
All NEOs are subject to non-competition covenants for two years following termination of employment, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and indefinite confidentiality provisions.
Equity Compensation Plan Information
The following table presents information as of December 31, 2017 regarding equity compensation plans applicable to our employees. The only applicable equity compensation plans as of December 31, 2017 were the 2012 Plan and the 2016 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted-average exercise price of outstanding options and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders (3)	4,213,451	$20.10	2,871,883

Total	4,213,451	$20.10	2,871,883

(1)
Includes: options outstanding for 3,738,909 shares of common stock, 350,465 shares underlying unvested RSUs and 124,077 shares of Common Stock that would be issued under outstanding PSUs if the target performance level is achieved.

(2)	Excludes RSUs and PSUs because those awards do not have exercise prices associated with them.

(3)	The remaining shares are available under the 2016 Plan; no share are available under the 2012 Plan.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

•	For 2017, the median annual total compensation of all employees of our company (other than the CEO) was $55,102, and the annual total compensation of our CEO was $3,829,281.

•	Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 69 to 1.
How We Calculated the Ratio

•
The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of employees ranked in order of compensation amounts. When determining our midpoint, we considered compensation of 5,832 employees (other than the CEO) who were employed by the Company on September 30, 2017.

•
SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). We used 2017 wages, bonuses, commissions, car allowances and cell phone allowances as our CACM to determine the midpoint of our employee population. We chose this CACM because these pay elements capture the various forms of cash compensation available to our employees.

•
We did not consider equity awards as part of the analysis because all employees eligible for equity awards are paid well above our midpoint, and therefore, including or excluding such compensation would not affect our midpoint.

•	We used the annual total compensation of the employee with annual total compensation at the median of our population to determine our CEO pay ratio.

•
In determining the “annual total compensation” for the median employee and the CEO, we followed the methodology required under SEC regulations for calculating the total compensation of our NEOs as reported in the Summary Compensation Table, and, as permitted under the SEC regulations, added the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this Proxy Statement, with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

The Compensation Committee
of the Board of Directors
Tanuja Dehne, Chairman
Renae Conley
Michael Hoffman

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Adjusted EBITDA and adjusted EBITDA margin are not defined terms under U.S. generally accepted accounting principles ("non-GAAP measures"). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.
We define EBITDA as net income (loss) from continuing operations adjusted for interest, taxes, depreciation and amortization and accretion. We define adjusted EBITDA as EBITDA adjusted to exclude non-cash and non-recurring items as well as other adjustments permitted in calculating covenant compliance under the agreements governing our outstanding debt securities and credit facilities. We believe adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it eliminates the effect of financing, income taxes and the accounting effects of capital spending, as well as certain items that are not indicative of our performance on an ongoing basis. Management uses adjusted EBITDA to measure the performance of our core operations at the consolidated, segment and business unit levels and as a metric for a significant portion of our management incentive plans.
In fiscal 2014, we made a strategic decision to enter into fuel derivatives as economic hedges of a rise in the price of diesel fuel for fiscal 2015 and fiscal 2016. We have not entered into fuel derivatives since fiscal 2014 when the economic hedges for fiscal 2015 and fiscal 2016 were put in place and have no present intention to enter into fuel derivatives. We therefore believe that excluding realized losses from fuel derivatives provides useful additional information for investors to evaluate comparability among periods and is consistent with how management evaluates performance. In fiscal 2016, we entered into interest rate caps as economic hedges of a rise in interest rates for fiscal 2017, fiscal 2018 and the nine months ended September 30, 2019. We believe that excluding realized and unrealized gains and losses from interest rate derivatives from our adjusted EBITDA provides useful additional information in evaluating ongoing financial performance of the business as these derivatives represent a risk management tool to reduce our exposure to rising interest rates and are viewed by management as a financing cost similar to interest expense. We also purchased additional interest rate caps in fiscal 2017 to hedge the risk of rising interest rates from October 1, 2019 to September 30, 2021. These interest rate caps qualify for hedge accounting and realized gains and losses will flow through interest expense, which is excluded from adjusted EBITDA.

ADJUSTED EBITDA

The following table calculates adjusted earnings before interest, taxes, depreciation, amortization and accretion adjusted for certain other costs (in millions except percentages):

	Year Ended December 31,
	2017	2016
Net income (loss)	$38.3	$(30.4)
Income tax benefit	(41.2)	(25.7)
Interest expense	93.0	130.2
Depreciation and amortization	269.8	246.9
Loss on debt extinguishments and modifications	3.7	64.7
Accretion on landfill retirement obligations	15.4	13.0
Accretion on loss contracts and other long-term liabilities	0.4	0.4
EBITDA from continuing operations	379.4	399.1
EBITDA adjustments:
Acquisition and development costs	1.3	0.7
Stock based compensation	9.7	5.5
Greentree expenses, net of estimated insurance recoveries	11.1	—
Earnings in equity investee, net	0.3	(0.3)
Restructuring charges	3.4	0.8
Loss on disposal of assets and asset impairments	11.4	1.8
Unrealized gain on derivatives	(1.5)	(18.5)
Capital market costs	1.0	7.1
Realized loss on derivatives	2.0	14.9
Other	—	—
Adjusted EBITDA	$418.1	$411.1

Revenue	$1,507.6	$1,404.6
Adjusted EBITDA margin	27.7%	29.3%

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)
Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018, subject to ratification by our stockholders.
Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.
Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a directive to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in our best interests and the best interests of our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE Company's INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2017	2016
	(In millions)
Audit Fees	$2.3	$1.6
Audit-Related Fees	0.3	0.2
Tax Fees	—	—
All Other Fees	—	—
Total	$2.6	$1.8
Audit fees includes fees for the annual audit, reviews of Quarterly Reports on Form 10-Q, work performed to support equity offerings and work performed to support debt transactions. Audit-related fees principally include financial due diligence services relating to certain potential acquisitions and services relating to new accounting standard adoption.
The Audit Committee has adopted procedures for the approval of Ernst & Young's services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The Audit Committee approves additional services, not previously approved, as necessary between Committee meetings. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In fiscal 2017 and fiscal 2016, the Audit Committee pre-approved all services performed by Ernst & Young.
As set forth in the Audit Committee Report, the Audit Committee has considered whether the provision of audit-related services is compatible with maintaining auditor independence and has determined that it is.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 3 ON THE PROXY CARD)
Pursuant to Section 14A of the Exchange Act, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as "say on pay").
We encourage stockholders to review the Compensation Discussion and Analysis of this Proxy Statement. We have designed our executive compensation program to be supportive of, and align with, our strategy and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•
a substantial portion of executive compensation is linked to our performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target performance as compared to periods of below-target performance. In fiscal 2017, our performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 83% of total target compensation for our Chief Executive Officer and approximately 65% of total target compensation for our other named executives excluding Mr. Westrate;

•
at target, approximately 58% of total compensation of our named executives excluding Mr. Westrate (and approximately 71% in the case of our Chief Executive Officer) results from long-term equity awards, which aligns executives' interests with those of stockholders;

•
performance-based awards include threshold, target and maximum payouts correlating to a range of performance goals and are based on a variety of indicators of performance, which limits risk-taking behavior; and

•
PSUs and RSUs that vest in full at the end of a three-year performance period, as well as stock options that vest in full at the end of a three-year period, link executives' interests with long-term performance and reduce incentives to maximize performance in any one year.

As a matter of good corporate governance, the Board is asking stockholders to approve the following advisory resolution:
RESOLVED, that the compensation of our named executive officers as described in this Proxy Statement under "Executive Compensation," including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement, is hereby APPROVED.

Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

OTHER MATTERS

We do not intend to bring any other matters before the annual meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

Advanced Disposal

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ADSW2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45326-P05010 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCED DISPOSAL SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Hoffman
02) Ernest J. Mrozek

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018.	☐	☐	☐
3. Approval, on an advisory basis, of our named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E45327-P05010

ADVANCED DISPOSAL SERVICES, INC.
Annual Meeting of Shareholders
May 23, 2018 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Advanced Disposal Services, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 4, 2018, and hereby appoint(s) Richard Burke and Michael K. Slattery, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Advanced Disposal Services, Inc., which will be a completely virtual meeting conducted via live webcast to be held at 10:00 AM, EDT on May 23, 2018 at www.virtualshareholdermeeting.com/ADSW2018, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side